Execution Version

OPERATING AGREEMENT

OF

BR STONEHENGE 23HUNDRED JV, LLC

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE DELAWARE SECURITIES ACT IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION SET FORTH IN SECTION 73-207 OF SUCH ACT. IN ADDITION, THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM SUCH REGISTRATION SET FORTH IN THE SECURITIES ACT OF 1933 PROVIDED BY SECTION 4(2) THEREOF, NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES COMMISSION OF CERTAIN STATES IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACTS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS.

BACKGROUND

The Members (as defined herein) for their mutual convenience, benefit and protection and in consideration of the mutual covenants and benefits herein contained, do hereby enter into this Operating Agreement effective as of the 18th day of October, 2012.

ARTICLE 1

DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein);

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

"Additional Member." A member other than an Initial Member, who has acquired a Membership Interest from the Company.

“Additional Capital Contributions.” With respect to each Member, all additional Capital Contributions made by such Member pursuant to Section 8.02 of this Agreement.

“Additional Contribution Priority Return.” An amount equal to ten percent (10%) per annum of Additional Capital Contributions made by a non-defaulting Member when a Defaulting Member fails to make a required Additional Capital Contribution (including Additional Capital Contributions made by non-defaulting Members pursuant to Section 8.04(b)(iii) hereof). The Additional Contribution Priority Return shall be compounded monthly, calculated on a cumulative basis.

1

“Adjusted Capital Account Deficit” The deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments: (a) the deficit shall be decreased by the amounts which the Member is deemed obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c); and (b) the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Adjusted Capital Balance” As of any day, a Member’s Total Investment less all amounts actually distributed to the Member pursuant to Sections 9.02(c)(iv)(B) 9.02(c)(iv)(C (to the extent allocable to a return of capital and not to a return on capital), and 14.03 hereof. If any Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Membership Interest transferred.

"Affiliate." (i) In the case of an individual, any relative of such Person, (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person.

“Available Cash.” The cash funds of the Company on hand as of a particular time after payment of all current operating expenses of the Company as of such time, less any reserve(s) approved in accordance with this Agreement in order to provide for the payment of the Company’s and Owner’s outstanding and unpaid obligations or for any other lawful purpose.

“Bankruptcy.” The filing by a Person of a voluntary petition or otherwise initiating proceedings (a) to have the Person adjudicated insolvent; (b) seeking an order for relief of the Person as debtor under the United States Bankruptcy Code; (c) file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Person; (d) or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Person, or if all or any substantial part of its property, or make any general assignment for the benefit of creditors of the Person.

“BR Member.”           BR Berry Hill Managing Member, LLC, a Delaware limited liability company.

2

"Capital Account." A capital account maintained in accordance with the rules contained in Treas. Reg. Section 1.704-1(b)(2) as maintained in accordance with applicable rules under the Code and as set forth in Treas. Reg. Section 1-704-1(b)(2)(4) as amended from time to time.

“Capital Contribution.” The total amount of cash and the Gross Asset Value of any property contributed or agreed to be contributed to the Company by each Member pursuant to terms of this Agreement (minus any liabilities that the Company assumes or takes subject to).

“Capital Proceeds.” The gross receipts received by the Company from a Capital Transaction.

“Capital Transaction.” Any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration (exclusive of Capital Contributions and any Member loans under Section 8.03), including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards and insurance proceeds.

"Certificate of Formation." The certificate of formation of the Company filed with the Delaware Secretary of State as required by the Act, as such certificate of formation may be amended or amended and restated from time to time, including, without limitation, the Certificate of Formation of the Company filed September 25, 2012.

"Code." The Internal Revenue Code of 1986, as amended from time to time.

"Company." BR Stonehenge 23Hundred JV, LLC, a Delaware limited liability company.

“Contribution Default Date.” The meaning as set forth in Section 8.04(b) hereof.

“Debt Service” means, for any period, scheduled principal, interest and other required payments owing on any Loan of the Company or the Owner.

“Debt Service Shortfall” means for any period, the amount by which (i) Debt Service exceeds (ii) the sum of (a) Available Cash for such period and (b) amounts released from reserves (including reserves under the applicable Loan, as hereinafter defined, or any subsequent loan) during such period for payment of Debt Service.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization and other cost recovery deductions allowable with respect to an asset for such fiscal year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization and other cost recovery deductions for such fiscal year or other period bears to such beginning adjusted tax basis; provided, however, if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

3

“Defaulting Member.” The meaning set forth in Section 8.04(b) hereof.

“Developer.” Stonehenge Real Estate Group, LLC, a Georgia limited liability company.

“Development Agreement.” That certain agreement between BR Stonehenge 23Hundred JV, LLC and Developer dated of even date herewith.

“Development Cost Overrun.” The meaning set forth in Section 8.04(c)(1).

“Development Cost Overrun Loan.” The meaning set forth in Section 8.04(c)(2).

“Distributions.” The distributions payable (or deemed payable) to a Member.

"Economic Interest." A Member's or Economic Interest Owner's share of one or more of the Company's Profits, Losses and distributions of the Company's assets pursuant to this Operating Agreement and the Act, but shall not include any right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

"Economic Interest Owner." The owner of an Economic Interest who is not a Member.

"Entity." Any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

"Fiscal Year." The Company's fiscal year, which shall be the calendar year.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Gross Asset Value.” With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as set forth in Exhibit “A” and, otherwise, as determined by the Manager;

4

(b)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) (taking Code Section 7701(g) into account), as determined by agreement of the Manager, as of the following times: (1) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; (3) the grant of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by a new or existing Member acting in a Member capacity or in anticipation of being a Member; provided, however, that an adjustment pursuant to clauses (1), (2) and (3) shall be made only if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (4) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c)          The Gross Asset Value of any Company asset distributed to any Member (taking Code Section 7701(g) into account) shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Manager; and

(d)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this paragraph (d) to the extent that the Manager determines that an adjustment under paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph (d).

(e)          If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) (c) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(f)          In all other cases, Gross Asset Value of any Company asset means the adjusted basis of such asset for federal income tax purposes.

"Initial Capital Contribution." The initial contribution to the capital of the Company made by a Member pursuant to this Operating Agreement.

"Initial Members." Those persons identified on Exhibit “A” attached hereto and made a part hereof by this reference, who have executed this Agreement.

“Internal Rate of Return” and “IRR.” As of any date, the internal rate of return on the Total Investment of a Member to such date (including giving credit for the 3:1 multiplier on the Member’s Capital Account as may occur under Section 8.04(c)(4) below), calculated to be that discount rate (expressed on a percent annum basis) which, when divided by twelve (12), compounded monthly and applied to such Total Investment and the corresponding Distributions with respect thereto, causes the net present value, as of such date, of such Distributions and Total Investment to equal zero. For this purpose, Capital Contributions and Distributions shall be assumed to have occurred as of the first of the month nearest the actual date such Capital Contribution or Distribution is made. The formula used to calculate IRR shall be: (1+monthly IRR) ^ 12-1.

5

“Lender.”          Fifth Third Bank, an Ohio banking corporation.

“Loan.”                     That certain construction loan, by and between Owner and Lender, in the amount of $23,569,000.00 for the acquisition and development of the Project.

“Management Committee.” The meaning set forth in Section 5.03.2.

"Manager." The BR Member and the Stonehenge Member, or any other Person(s) that succeed such Persons in the capacity as Manager.

"Member." Each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Manager has purchased a Membership Interest in the Company, he will have all the rights of a Member with respect to such Membership Interest, and the term "Member" as used herein shall include a Manager to the extent he has purchased such Membership Interest in the Company. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be. The initial Ownership Percentages associated with the Membership Interests of the Members are set forth on Exhibit “A” attached hereto and incorporated herein by reference.

"Membership Interest." A Member's entire interest in the Company including such Member's Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the Act.

“Minimum Gain.” The same meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704(b).

“Negative Capital Account.” A Capital Account with a balance of less than zero.

“Net Cash Flow.” The sum of (a) all cash received by Company from Owner or otherwise including but not limited to from rents, lease payments and all other revenue sources, but excluding (i) tenant security or other deposits, (ii) Capital Contributions (other than if used to pay for an item deducted below in determining Net Cash Flow), and (iii) Capital Transaction Proceeds realized by the Company, and (b) any other funds that the Manager reasonably deems available for distribution by the Company, less the sum of (c) (i) all cash expenditures and expenses unpaid but properly accrued, which have been incurred in the operation of the Company or the Company’s business (whether or not such expenditure is deducted, amortized or capitalized for tax purposes), (ii) all payments on account of any loans , including Debt Service, and all payments on account of any loans made to the Company by a Member, and (iii) any cash Reserves.

6

“Non-Development Cost Overrun.” The meaning set forth in Section 8.04(a).

“Nonrecourse Deductions.” The same meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

"Operating Agreement." This Operating Agreement as originally executed and as amended from time to time, also referred to herein as the “Agreement,” from time to time.

“Owner” 23Hundred, LLC, a Delaware limited liability company and a wholly owned subsidiary of Company.

"Ownership Percentage." Subject to adjustment pursuant to other provisions of this Agreement, the Ownership Percentage of each Member is as described on Exhibit "A."

"Person." Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

“Project” An approximately 266 unit Class A rental apartment complex to be constructed upon the Property.

"Property." That certain property located in the City of Berry Hill, Davidson County, Tennessee which is more particularly described in Exhibit “B” attached hereto and incorporated herein upon which Owner intends to develop the Project.

"Profits" and "Losses." For each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code. Any items specially allocated pursuant to Article 10 shall not be taken into account in computing Profit or Loss.

“Regulation.” The income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“REIT” shall mean a real estate investment trust as defined in Code Section 856.

“REIT Member” shall mean any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

“REIT Requirements” shall mean the requirements for qualifying as a REIT under the Code and Regulations.

7

“Representatives.” The meaning set forth in Section 5.03.2.

"Reserves." With respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Stonehenge Member for working capital, capital expenditures, repairs, replacements and anticipated expenditures for paying taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business; provided that, BR Member shall have the right to reasonably approve the amount of any such Reserves.

“Stonehenge Member.” Stonehenge 23Hundred JV Member, LLC, a Tennessee limited liability company.

“Supermajority Interest.” Ownership Percentages associated with the Membership Interests of Members which, taken together, exceed two-thirds (2/3) of the aggregate of all Membership Interests. For the avoidance of doubt, whenever a Supermajority Interest is not expressly called for in this Agreement to approve an action, except (i) in an instance where either the BR Member or the Stonehenge Member has the right to take an action unilaterally and (ii) in accordance with Section 5.03 of this Agreement, the affirmative vote of the Stonehenge Member and the BR Member shall be required to approve such action.

“Total Investment.” The sum of the aggregate Capital Contributions made by a Member.

“Total Project Budget.” The budget annexed hereto as Exhibit D-1, as the same may be amended and updated from time to time by the mutual consent of (1) all of the Members and (2) Lender.

"Transferring Member." A Member or Economic Interest Owner who sells, assigns, pledges, hypothecates or otherwise transfers for consideration or gratuitously all or any portion of its Membership Interest or Economic Interest.

"Treasury Regulations" or "Regulations." The Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE 2

FORMATION OF COMPANY

2.01         Formation. On September 25, 2012, Eric R. Wilensky, Esq., organizer, formed the Company as a Delaware Limited Liability Company by executing and delivering the Certificate of Formation to the Secretary of State of Delaware in accordance with the provisions of the Act.

2.02         Name. The name of the Company is BR Stonehenge 23Hundred JV, LLC. The Company may do business under that name and under any other name or names upon which the Members select. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a trade name certificate as required by law.

8

2.03         Principal Place of Business. The principal place of business of the Company within the State of Tennessee is 3200 West End Avenue, Suite 500, Nashville, Tennessee 37203. The Company may locate its places of business and registered office at any other place or places as the Manager or Managers may from time to time deem advisable.

2.04         Registered Office and Registered Agent. The Company's initial registered office shall be at the office of its registered agent at 160 Greentree Drive, Suite 101, Dover, Delaware, 19904, and the name of its initial registered agent at such address is National Registered Agents, Inc. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of Delaware pursuant to the Act and the applicable rules promulgated thereunder.

2.05         Term. The term of the Company shall commence on the date the Certificate of Formation is filed with the Secretary of State of Delaware and shall continue thereafter in perpetuity unless earlier dissolved in accordance with the provisions of this Operating Agreement or the Act.

ARTICLE 3

BUSINESS OF COMPANY

3.01         Permitted Businesses. The business of the Company shall be:

a.      To directly, or indirectly through Owner, acquire, develop, sell, exchange, construct, improve, subdivide, mortgage, lease, maintain, transfer, operate, own as an investment and/or otherwise engage in all general business activities related or incidental to the ownership and development of the Project, either directly or indirectly through ownership of one or more other Entities engaged in the foregoing.

b.      To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE 4

NAMES AND ADDRESSES OF INITIAL MEMBERS

The names and addresses of the Initial Members are set forth on Exhibit “A” attached hereto and by this reference made a part hereof.

9

ARTICLE 5

RIGHTS AND DUTIES OF MANAGERS

5.01         Management. Except for the powers retained by the Members enumerated in Section 7.07 below, the business and affairs of the Company shall be managed by its Managers. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by nonwaivable provisions of applicable law or as otherwise set forth in this Agreement, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. The Managers hereby delegates the day-to-day administration and management of the development and construction of the Project to the Developer pursuant to the terms, conditions and obligations of the Development Agreement.

5.02         Number, Tenure and Qualifications. The Company shall have two (2) Managers, and BR Member and the Stonehenge Member shall serve as the initial Managers. Subject to the foregoing, each Manager shall hold office until its successor shall have been elected and qualified or until his earlier death, resignation, or removal. Subject to the foregoing and Section 5.10, Managers shall be elected by the affirmative vote of all Members.

5.03        Certain Powers of Manager; Management Committee.

5.03.1      Certain Powers of Manager. Except for the powers retained by the Members enumerated in Section 7.07 below and those delegated to the Developer pursuant to the Development Agreement, the Managers shall have power and authority, on behalf of the Company or in the Company’s capacity as a member of Owner, as applicable:

a.      To purchase liability and other insurance to protect employees, officers, property and business.

b.      Reserved.

c.      To cause Owner to acquire the Property and to construct and develop the Project.

d.      To invest any Company funds (by way of example but not limitation) in time deposits, short-term governmental obligations, or other investments, provided the funds in any such investment vehicle are insured by the Federal Deposit Insurance Corporation (or its successor or replacement).

e.      To execute all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; purchase and sale agreements, mortgages or deeds of trust; security agreements; financing statements; deeds, contracts, settlement statements, agreements, affidavits and any other documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Manager, to the business of the Company.

10

f.      Subject to Section 5.12, to employ accountants, engineers, architects, surveyors, attorneys, managing agents, leasing agents, and other experts to perform services for the Company and to compensate them from Company funds.

g.      To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Manager may approve.

h.      To create offices and designate officers, who need not be Members. Any such persons appointed to be officers of the Company may or may not be employees of the Company, any Member, or any Affiliate thereof. Any officers so appointed shall have such authority and perform such duties as the Manager may, from time to time, expressly delegate to them in writing and the officers so appointed shall serve at the pleasure of the Manager.

i.      To the extent permissible in connection with the Loan, to borrow money for the Company from banks, other lending institutions, Manager, Members, or Affiliates of the Manager or Members on such terms as the Manager deems appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Manager or, by agents or employees of the Company expressly authorized by the Manager to contract such debts or incur such liability by the Manager.

j.      To cause Owner to subdivide the Property, or portions thereof.

k.      Intentionally omitted.

l.      To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business, to the extent such acts are not reserved unto the Members pursuant to Section 7.07 of this Agreement.

Unless authorized to do so by this Operating Agreement or by the Manager, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniary for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager or Members to act as an agent of the Company in accordance with the previous sentence.

11

5.03.2  Management Committee. The Managers and Members shall establish a management committee (the “Management Committee”) for the Company the purpose of the Managers considering and approving actions pursuant to Section 5.03.1. The Management Committee shall consist of four (4) individuals appointed to act as “representatives” of the Manager and Member that appointed him or her (the “Representatives”) as follows: (i) BR Member shall be entitled to designate two (2) Representatives to represent the BR Member as Manager and Member; and (ii) Stonehenge Member shall be entitled to designate two (2) Representatives to represent the Stonehenge Member as Manager and Member. The initial members of the Management Committee are set forth on Exhibit A.

a.           Each member of the Management Committee, subject to Section 5.08 and this Section 5.03.2(a), shall hold office until death, resignation or removal at the pleasure of the Manager and Member that appointed him or her. If a vacancy occurs on the Management Committee, the Manager with the right to appoint and remove such vacating Representative shall appoint his/her or her successor. A Manager shall lose its right to have its representatives vote on any item that does not constitute a Major Decision, as of the date on which such Manager ceases to be a Manager, including by means of removal under Section 5.08, or as otherwise provided in this Agreement. If the BR Member transfers all or a portion of its membership interest to a transferee permitted by Section 12.02(b)(i), such transferee shall automatically, and without any further action or authorization by any Manager or Member, succeed to the rights and powers of the BR Member under this Section 5.03.2 as may be agreed to between the BR Member which is transferring the membership interest, on the one hand, and the permitted transferee to which the membership interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the BR Member was theretofore entitled to appoint pursuant to Section 5.03.2. If the Stonehenge Member transfers all or a portion of its membership interest to a transferee permitted pursuant to Section 12.02(b)(ii), such permitted transferee shall automatically, and without any further action or authorization by any Manager or Member, succeed to the rights and powers of the Stonehenge Member under this Section 5.03.2 as may be agreed to between the Stonehenge Member which is transferring the membership interest, on the one hand, and the permitted transferee to which the membership interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the Stonehenge Member was theretofore entitled to appoint pursuant to Section 5.03.2.

12

b.           The Management Committee shall meet at least once every quarter (unless waived by mutual agreement of the Managers) and as otherwise required. The only Representatives required to constitute a quorum for a meeting of the Management Committee's shall be one (1) Representative appointed by BR Member and one (1) Representative appointed by Stonehenge Member; provided, however, that if BR Member or Stonehenge Member has not appointed at least one (1) Representative to the Management Committee at the time of such meeting or a Representative of BR Member or Stonehenge Member as applicable does not appear after two (2) due notices of such meeting, then a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by BR Member or Stonehenge Member, as applicable.

c.           Each of the two (2) Representatives appointed by BR Member shall be entitled to cast two (2) votes on any matter that comes before the Management Committee and each of the Representatives appointed by Stonehenge Member shall be entitled to cast one (1) vote on any matter that comes before the Management Committee. Approval by the Management Committee of any matter (other than matters which are Major Decisions or which may be made unilaterally by a Member as set forth in this Agreement) shall require the affirmative vote of at least a majority of the votes of the Representatives then in office voting at a duly held meeting of the Management Committee.

d.           Any meeting of the Management Committee may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic and/or video conference meeting held pursuant to this Section 5.03.2(d) shall constitute presence in person at such meeting.

e.           Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Representatives having not less than the minimum of votes that would be necessary to authorize or take such action at a meeting at which all Representatives entitled to vote thereon were present and voted. All consents shall be filed with the minutes of the proceedings of the Management Committee.

13

5.04         Liability for Certain Acts. No Manager has guaranteed nor shall have any obligation with respect to the return of a Member's Capital Contributions or profits from the operation of the Company. Each Manager shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of the Act. Except as otherwise expressly provided in this Agreement, none of the Managers or their Representatives (in their capacities as members of the Management Committee), shall have any duties or liabilities to the Company or any other Member, including any fiduciary duties, whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities; provided, however, that this Section 5.04 shall not eliminate or limit the liability of such Representatives or the Managers (A) for acts or omissions that involve fraud or gross negligence, or (B) for any transaction not permitted or authorized under or pursuant to this Agreement unless the Management Committee has approved in writing such transaction in accordance with this Agreement; provided, further, however, that the duty of care of each of such Representatives and the Managers is to not act with fraud or gross negligence. Except as provided in this Agreement, whenever in this Agreement a Representative of a Manager and/or a Manager is permitted or required to make a decision affecting or involving the Company, any Manager, any Member or any other Person, such Representative and/or such Manager shall be entitled to consider only such interests and factors as he, she or it desires, including a particular Member’s interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Manager or Member.

5.05         Manager Has No Exclusive Duty to Company. A Manager shall not be required to manage the Company as his or its sole and exclusive function and he or it (or any Manager) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom. A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

5.06         Bank Accounts. Subject to the terms of the Loan, the Management Committee may from time to time open bank accounts, brokerage accounts and other accounts in the name of the Company, and the Managers shall be the sole signatories thereon, unless the Management Committee determines otherwise.

5.07         Resignation. Subject to the required consent of any Lender, any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager shall also constitute the resignation of such Manager’s Representatives on the Management Committee. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

14

5.08         Removal of Manager or Developer. At a meeting called expressly for that purpose, a Manager may be removed at any time, by the affirmative vote of all Members (excluding the Membership Interests of BR Member or its permitted transferee in the event BR Member or its permitted transferee is the subject of such removal vote and excluding the Membership Interests of Stonehenge Member or its permitted transferee in the event Stonehenge Member or its permitted transferee is the subject of such removal vote), in the event of willful and material fraud or gross negligence on the part of such Manager, any of its Affiliates, or any Affiliated developer or property manager; provided, however, with regard to such acts by Affiliates or any Affiliated developer or property manager, only to the extent such acts result in a material adverse effect on the Property, Owner or the Company (collectively, “Bad Acts”), or a Default Action by a Member affiliated with such Manager  The removal of a Manager shall also constitute the removal of such Manager’s Representatives on the Management Committee. The removal of a Manager who is also a Member shall not affect the Managers' rights as a Member and shall not constitute a withdrawal of a Member. In any instance where the Stonehenge Member is removed as Manager and/or the Developer is removed as developer under the Development Agreement, regardless of the cause of such removal, the BR Member shall indemnify and hold harmless the Stonehenge Member (and/or any affiliate thereof including, without limitation, Todd Jackovich) and Cumberland Ventures, L.P. (a “Stonehenge Indemnifed Party”) pursuant to this Section 5.08 (and without prejudice to any other indemnification right under Section 15), but only (1) for actual losses and expenses (including reasonable attorney’s fees and costs) incurred by a Stonehenge Indemnified Party arising after the date of removal of the Manager or Developer, as applicable, and resulting from actions taken by BR Member after such date and (2) if the Stonehenge Member has expressly stated in writing that Stonehenge Member disagrees with the action that BR Member is taking within two (2) business days of written notice from BR Member that BR Member intends to take such action; provided, that, if the Stonehenge Member has not affirmatively responded to BR Member by the end of such two (2) business day period, the Stonehenge Member shall be deemed to have expressly disagreed with the action in the manner set forth above.

5.09         Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by Members holding at least a Supermajority Interest (excluding the Membership Interests of BR Member or its permitted transferee to the extent the vacancy results from BR Member or its permitted transferee being removed as Manager and excluding the Membership Interests of Stonehenge Member or its permitted transferee to the extent the vacancy results from Stonehenge Member or its permitted transferee being removed as Manager). A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal.

5.10         Salaries. The salaries and other compensation of the Manager shall be fixed from time to time by an affirmative vote of all the Members, and no Manager shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.

15

5.11         Development and Development Fee.

5.11.1     Development Agreement. The Company and Stonehenge Real Estate Group, LLC (“Developer”) shall enter into a Development Agreement in the form attached as Exhibit “D” attached hereto and by this reference made a part hereof to govern the rights and responsibilities of the parties, including a Development Fee payable to Developer as described below. Developer will cause the Project to be constructed in a first class manner in accordance with the Plans and the Total Project Budget, (including reasonable change orders within the scope of authority provided by Lender) as mutually agreed upon by Developer and BR Member. The Developer shall be responsible to obtain from the Project’s design professional certified documentation at Project completion that the Project has been built in accordance with the approved Plans.

5.11.2     General Contractor. Developer shall be responsible for arranging with an arms-length, third-party general contractor a guaranteed maximum price contract for construction of the Project (the “GMP Contract”), subject to approval by the BR Member and, to the extent required Lender, which consent, in the case of the BR Member, shall not be unreasonably withheld; provided further, that the pricing terms set forth in the GMP Contract must comply with the Approved Budget. The Members have approved the selection of the general contractor pursuant to Section 7.07(a)(xii) of this Agreement.

5.11.3     Development Fee. Under and subject to the Development Agreement, Developer will be entitled to earn a Development Fee equal to $948,000. The Development Fee shall compensate Developer for all development management and project management services (including financial reporting) required to complete the Project, through and including issuance of final certificates of occupancy for all buildings and apartments. To the extent permitted by the Lender, the Development Fee shall be paid on a proportional basis as construction proceeds from draws against the Loan (as hereinafter defined) and, to the extent earned but not fully paid from equity construction draws or draws on the Loan, the unpaid portions of the Development Fee shall be added to Stonehenge’s Capital Account (“the Deferred Fee”) and in such instance would serve as a set off on a dollar-for-dollar basis for such amounts owed to the Developer as Development Fee; provided, however, with respect to that portion of the Stonehenge Capital Account consisting of the Deferred Fee, the IRR with respect to such Capital Contribution shall be calculated only from and after the time of the issuance of a final certificate of occupancy for the Project.

5.11.4     Development Information. During the construction process, Developer will provide to Company and BR Member copies of all Loan-related and draw-related information, including but not limited to monthly copies of the construction draws, construction draws top sheets with budget-versus-actual information to Company and BR Member, plus full physical access to the Property and all documentation in connection therewith.

16

5.11.5     Developer Contribution. Without limitation, and for no additional charge or credit to Stonehenge’s Capital Account, Stonehenge Member shall cause Developer to contribute to the Company all of (a) Developer’s ownership and contract rights in and to the subject lands and/or purchase agreements (including but not limited to Developer’s Affiliate’s rights to acquire the Property in accordance with that certain Purchase and Sale Agreement dated May 16, 2012, between Horsepower, J.V., a Tennessee joint venture and Stonehenge Real Estate Group, LLC, a Tennessee limited liability company the “Land Contract”), (b) all design and construction plans for the Project (at Developer’s actual cost, free and clear of all liabilities) and (c) all other tangible and intangible rights associated with the Project and (d) all other items appurtenant to the development of the Project (collectively, the “Developer Rights”).

5.11.6     BR Member’s Owner Representative. The BR Member will be entitled to staff the Project at the Company’s expense with an owner’s representative throughout the construction period to oversee, supervise and assist the Developer in the administration of the Project as needed by the Developer. The reasonable cost of the owner’s representative, which shall not exceed $15,000, will be capitalized into the Total Project Budget and paid from the construction draws to the extent approved by Lender (or, to the extent not so paid, added to the Capital Account of the BR Member and set off on a dollar for dollar basis amounts owed for the owner’s representative).

5.11.7     Warranties. Stonehenge Member shall cause the Developer to use commercially reasonable efforts to cause the GC to warrant to the Owner and the Company the construction of the property for twelve (12) months after the Certificate of Occupancy is received for the Project such that the GC must promptly correct and repair, at its sole cost and expense, all defects discovered during such period. The Company may assign such warranty and any subcontractor warranties to any third party who purchases the Project from the Owner during such period.

5.12         Investment Banking Fee. At the Closing of the acquisition of the Property the BR Member or its designee shall earn but not be paid, an investment banking fee equal to one percent (1%) of the Total Project Budget, which shall be added to the BR Members Capital Account.

5.13         Total Project Budget and Operating Budget.

5.13.1     Total Project Budget. Attached hereto as Exhibit “D-1” is the Total Project Budget. The Members hereby approve the Total Project Budget and authorize Developer to construct the Project in accordance with the Total Project Budget, with such modifications as may be agreed to by the Members pursuant to Section 7.07(xiv).

17

5.13.2     Operating Budget. Other than with respect to the construction of the Project, the Company shall operate under a business plan and an annual operating budget “Operating Budget,” commencing for the 12-month period beginning as of the date occupancy of the apartments is expected to reach 93% occupancy. The Stonehenge Member shall deliver to the Members for approval the initial proposed Operating Budget, and also for each calendar year beginning with calendar year 2014 by November 1st of the preceding calendar year. After the Operating Budget has been approved, the Stonehenge Member shall administratively implement it on behalf of Company and may incur the expenditures and obligations therein provided. No material changes or departures from any item in an approved Operating Budget shall be made by the Stonehenge Member without the prior approval of the BR Member. If the Stonehenge Member fails to deliver a proposed Operating Budget or if the proposed Operating Budget is unacceptable to the BR Member, the BR Member shall have the right to prepare, for approval by the Members holding at least a Supermajority Interest, a proposed Operating Budget. Thereafter, if an Operating Budget has not been approved by January 1st of any subsequent year (i.e. 2015 and subsequent years), the Company shall continue to operate under the Operating Budget for the previous year with such adjustments as may be necessary to reflect deletion of non-recurring expense items set forth on the previous Operating Budget and increased insurance costs, taxes, utility costs and Debt Service payments. The Stonehenge Member shall promptly advise and inform the BR Member of any transaction, notice, event or proposal directly relating to the management and operation of the Project, other assets of the Company or Owner or the Company or the Owner which does or is likely to significantly affect, either adversely or favorably, the Project, other assets of the Company or Owner or is expected to cause a material deviation from the Operating Budget.

5.14         Management Company. The Manager and Stonehenge Member shall agree upon and cause the Company (or Owner) to enter into a management agreement (the “Management Agreement”) with Matrix Residential, LLC, a Georgia limited liability company or such other management company mutually agreed upon by the Members (“Management Company”) to manage, lease-up and operate the Property pursuant to the Management Agreement. The Management Agreement shall require that Management Company operate the Company in a first class manner, and in accordance with the standards and conditions for the type, style, class, use and location of the Property, consistent with the Property’s Operating Budget. The Company shall pay Management Company a management fee in the amount of no more than three percent (3%) of annual gross cash revenues (except during the lease up phase), payable monthly.

18

5.15         Operation in Accordance with REOC/REIT Requirements.

5.15.1     The Members acknowledge that BR Member or one or more of its Affiliates (an “BR Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its Subsidiaries shall be operated in a manner that will enable BR Member and such BR Affiliate to so qualify; provided, however, in no event shall the foregoing require any loss of voting or decision rights to the Stonehenge Member or result in any adverse economic rights of the Stonehenge Member. Except as disclosed to BR Member, Stonehenge Member (a) shall not fund any Capital Contribution with the ‘plan assets’ of any ‘employee benefit plan’ within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any ‘plan’ as defined by Section 4975 of the Internal Revenue Code of 1986, as amended.

5.15.2     Except for the Property, neither the Company nor its Subsidiaries shall hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514, unless specifically agreed to by the Members in writing. No Manager or Member shall be liable for any income or other taxes, damages, costs or expenses incurred by the Company or any Member by reason of the recognition by the Company of UBTI, unless caused by its own willful misconduct or gross negligence and not related to the Property.

5.15.3     The Company (and any direct or indirect Subsidiary of the Company) may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction as defined herein. Notwithstanding anything to the contrary contained in this Agreement, during the time a REIT Member is a Member of the Company, neither the Company, any direct or indirect Subsidiary of the Company, nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any direct or indirect Subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

5.15.3.1           Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

19

5.15.3.2           Leasing, as a lessor, personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease;

5.15.3.3           Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned Subsidiaries of the Company, unless (I) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (II) the debt is fully secured by mortgages on real property or on interests in real property. Notwithstanding anything to the contrary herein, in the case of debt issued to the Company by a Subsidiary which is treated as a “taxable REIT subsidiary” of the REIT Member, such debt shall be secured by a mortgage or similar security interest, or by a pledge of the equity ownership of a subsidiary of such taxable REIT subsidiary;

5.15.3.4           Acquiring or holding, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (ii) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (iii) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

5.15.3.5           Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Property’s tenants);

20

5.15.3.6           Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (i) “rents from real property” or (ii) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

5.15.3.7           Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account;

5.15.3.8           Selling or disposing of any property, subsidiary or other asset of the Company prior to (i) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; provided, that such restriction shall not affect, restrict or be deemed to modify either Member’s right to exercise its buy-sell rights under Section 12.07; or

5.15.3.9           Failing to make current cash distributions to REIT Member each year in an amount which does not at least equal the taxable income allocable to REIT Member for such year.

5.15.4     Notwithstanding the foregoing provisions of this Section 5.15.3, the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 5.15.3. For purposes of this Section 5.15.3, “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in Sections 5.15.3(1) through (9).

21

5.16         FCPA.

5.16.1    (a) In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature. The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

5.16.2     Each Member agrees to notify immediately the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

ARTICLE 6

RIGHTS AND OBLIGATIONS OF MEMBERS

6.01         Limitation on Liability. Each Members' liability shall be limited as set forth in this Operating Agreement, the Act and other applicable law.

6.02         No Liability for Company Obligations. No Member will have any personal liability for any debts or losses of the Company beyond his respective Capital Contributions, except as provided by law or otherwise provided by separate agreement among the Members.

6.03         List of Members. Upon written request of any Member, the Company shall provide a list showing the names, addresses and Membership Interest and Economic Interest of all Members and any other information required by Section 18-305 of the Act and maintained pursuant to Section 11.02.

22

6.04         [Intentionally Deleted].

6.05         Dissenters' Rights. No Member shall have appraisal or dissenters' rights pursuant to Section 18-210 of the Act.

6.06 Financing and Recourse Obligations. The Stonehenge Member will be responsible for securing the Loan from the Lender, which amount shall be in the range of 70% to 75% of total development costs as set forth on the Total Project Budget subject to market terms and conditions, with Owner serving as the borrower.

6.06.1     If required in connection with any Loan, the Stonehenge Member and/or an affiliate of the Stonehenge Member acceptable to Lender in its sole discretion shall be obligated to provide, or cause its Affiliate (which, for purposes of Section 6.06.1 shall include, without limitation, Cumberland Ventures, L.P. and Todd Jackovich) to provide (subject to the requirements of the applicable Lender) any required guaranty or indemnity (including, without limitation, any project completion guaranty, letter of credit, payment guaranty or recourse indemnity agreement (each, a “Recourse Guaranty”), “bad boy” non-recourse carveout guaranty and/or any environmental indemnification agreement (each a “Non-Recourse Carveout Guaranty)); provided, however, the terms and conditions of such guaranty or indemnity shall be subject to the reasonable approval of the Stonehenge Member, in its sole discretion (each, as the same may be amended or restated from time to time, a "Loan Guaranty"). The BR Member, in its sole and absolute discretion may, if it elects to do so, provide or cause one of its Affiliates to provide, a ”bad boy” non-recourse carveout guaranty on terms and conditions satisfactory to BR Member in its sole discretion. Neither BR Member nor any Affiliate of BR Member shall be required to execute a Recourse Guaranty or Loan Guaranty.

6.06.2 Notwithstanding anything contained in this Agreement to the contrary, at any time and from time to time, the Stonehenge Member may unilaterally make a call for Additional Capital Contributions (other than to fund Development Cost Overruns (but not including those Development Cost Overruns required to be funded by the BR Member under Section 8.04(c)(2)) or the funds required to pay into the Company a Stonehenge Cost Overrun Loan) for so long as the Stonehenge Member or its Affiliate (which, for purposes of this Section 6.06.2 shall include Cumberland Ventures, L.P. and Todd Jackovich) has any outstanding guaranty (including, without limitation, any Loan Guaranty) to fund on a timely basis any Debt Service  Shortfall or any other payment that if unpaid would constitute a payment default on any such guaranty (a “Guaranty Payment”), and if the BR Member fails or refuses to timely contribute its proportional share of such Additional Capital Contribution such that a resulting default would occur under the Loan and demand made upon the Stonehenge Member (or any Affiliate thereof who has executed any such guaranty) to make a Guaranty Payment, then in such event, in addition to any of the rights the Stonehenge Member has pursuant to this Agreement, the Stonehenge Member shall have the right to unilaterally cause the Company, but only so long as and only to the extent necessary to prevent or cure such default under a Recourse Guaranty, to (1) refinance the Loan, (2) obtain commercially reasonable supplemental loans secured by assets of the Owner, (3) enter into negotiations with the Lender to restructure the Loan and modify the terms of the Loan or (4) sell the Project; provided, however, (x) no such exercise of this right may materially change or adversely affect any of BR Member’s economic rights or interests in the Project or the Company without the prior written consent of the BR Member, and (y) this Section 6.06.2 shall not apply in the instance the Stonehenge Member or Developer has committed a Bad Act or Default Action (to the extent such Default Action remains uncured under Section 6.07) or at any time the Stonehenge Member is required to fund a Development Cost Overrun Loan and has not funded such amount in full.

23

6.07         Default. If any Member or its Affiliate commits any Default Action (as defined below), then, provided the other Member and/or its Affiliate is not in breach or default hereunder and has not otherwise committed a Default Action, in addition to any other legal or equitable remedy available to the non-breaching Member (or pursuant to the terms of this Agreement), the non-breaching Member shall be entitled to recover its actual damages, including reasonable attorney’s fees (but specifically excluding special, consequential, punitive or exemplary damages) sustained by non-breaching Member as a result of such Default Action. The following actions are collectively referred to as “Default Actions”: (1) Bankruptcy of a Member, (2) willful and material fraud or gross negligence, (3) willful misappropriation of Company or Owner funds, (4) the material breach or violation of this Agreement (but expressly excluding a Member’s failure to make an Additional Capital Contribution), (5) transfer of a Membership Interest in violation of this Agreement; (6) any action or omission that, to the extent caused solely by a Member’s actions or omissions, results in Lender asserting liability under a Non-Recourse Carveout Guaranty (but expressly excluding therefrom, any liquidity based non-recourse carveout), (7) withdrawal of a Member in violation of the Agreement; (8) solely with respect to the Stonehenge Member, the Bankruptcy of Developer or the Bankruptcy or legal incapacity, judicially determined, of Todd Jackovich; and (9) solely with respect to the BR Member, the Bankruptcy of Bluerock Enhanced Multifamily Trust, Inc.; provided, that the non-defaulting Member shall provide notice to the defaulting Member of the occurrence of any Default Action under clauses (1), (4), (5), (6), (7), (8) or (9) and the defaulting Member shall have thirty (30) days from the receipt of such notice to cure such Default Action; provided, however, that if more than thirty (30) days is reasonably required to cure such Default Action and if the defaulting Member has commenced to cure within the original thirty (30) day cure period and diligently continues to cure such default, then the defaulting Member shall receive such additional time as is reasonably necessary to cure the Default Action (not to exceed an additional thirty (30) days); provided, further, however, with regard to clause (3), if defaulting Member is the Stonehenge Member, the Stonehenge Member shall have a period of five (5) days to cure any default pertaining to the misappropriation of funds if the misappropriation was caused by an employee of the Stonehenge Member and not Todd Jackovich by terminating the employment of said employee and restoring any such misappropriated funds to the Company in full, with interest payable on such misappropriated funds, from the time of misappropriation and not notice thereof, at ten percent (10%) per annum.

24

ARTICLE 7

MEETINGS OF MEMBERS

7.01         Meetings. Meetings of the Members, for any purpose or purposes, may only be called by the Manager or a Member or Members holding at least fifteen percent (15%) of the Ownership Percentages.

7.02         Place of Meetings. The Persons calling any meeting may designate any place in Nashville, Tennessee as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company in the State of Tennessee.

7.03         Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than two (2) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or Person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid. Notice provided in accordance with this Section shall be effective notwithstanding anything in the Act to the contrary.

7.04         Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Tennessee, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

7.05         Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which such distribution is made, as the case may be, shall be the record date for such determination of Members unless the Manager shall otherwise specify another record date. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.06         Quorum. Members holding a Majority Interest represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Membership Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Membership Interests whose absence would cause less than a quorum to be present.

25

7.07         Manner of Acting.

a. Subject to Section 6.06.2, the following powers are expressly reserved to the Members, and the affirmative vote of the Stonehenge Member and the BR Member shall be required to approve these actions (each, a “Major Decision”):

(i)          any Capital Transaction;

(ii)         except as expressly provided in Section 12.02(b) with respect to Transfers by BR Member or a Bluerock Transferee to a Bluerock Transferee, the admission of additional Members to the Company;

(iii)        take any action which would reasonably be expected to expose the Stonehenge Member, Cumberland Ventures, L.P., Jeffrey K. Hepper, Todd Jackovich, BR Member or any Affiliate to liability under any Loan Guaranty;

(iv)         other than in connection with the Loan, pledge any collateral interest in the Property or the Company’s Property or assign rights in specific property of the Company, for other than Company purposes;

(v)          filing or initiating a Company or Owner Bankruptcy;

(vi)         any action, in Company’s capacity as the Sole Member of Owner, to cause any material amendment to the operating agreement of Owner;

(vii)        borrow more than $250,000 on any occasion or in the aggregate more than $500,000 in any one calendar year (except the initial Loan at Closing and any construction draw thereunder, unless such draw has not previously been provided for under the Total Project Budget approved by Lender);

(viii)      enter into any contract or agreement with an Affiliate of any Member (except the initial entry into the Development Agreement attached as Exhibit D, which shall not require the approval of Members); provided, if Developer is in material breach of the Development Agreement or has committed fraud or gross negligence, or in the event the Stonehenge member has failed to timely fund a Development Cost Overrun Loan or Stonehenge Cost Overrun Loan, BR Member may unilaterally terminate the Development Agreement and select a replacement developer, in its reasonable discretion;

(ix)         seek more than $250,000.00 in Additional Capital Contributions from the Members on any one occasion; provided, however, the Members acknowledge that for so long as the Stonehenge Member or its Affiliate has any outstanding Recourse Guaranty, the Stonehenge Member shall have the right to call capital as provided in Section 6.06.2; provided, however, no Member shall have any obligation to make such Additional Capital Contribution to the extent the liability or potential liability under a Recourse Guaranty is caused by a Bad Act or Default Action;

26

(x)          acquire any real property (other than the Property) in the name of the Company;

(xi)         sell or convey any of the Project or the Property (or enter into any agreement to do so) or vote to authorize the same by Owner;

(xii)        approve any general contractor or co-developer for the Property, including any agreement related thereto; provided, however, the Members hereby approve of Cambridge Winter as the initial general contractor for the Property and approve the construction contracts attached hereto as Exhibit “E”;

(xiii)      subject to Section 5.13(b), approve the annual Operating Budget or make any modifications thereto;

(xiv)       approve any modifications to the Total Project Budget;

(xv)        approval of modification or further development of the preliminary drawings for the project itemized in Exhibit “F” attached hereto, which have been approved, to the final bid set of construction drawings and specifications (collectively, such approved plans, drawings and specifications, as they may be modified in accordance with this Agreement, are referred to as the “Plans”); and any changes to the final Plans, including, without limitation, any Discretionary Changes (as hereinafter defined), provided, however, that the Stonehenge Member may authorize changes to or variance from the Plans without the approval of the BR Member, only if such changes or variances (A) are approved by Lender, if and to the extent that the Lender’s approval is required under the Loan documents, and (B) do not result in any change to unit count or unit mix; and

(xvi)       hiring or terminating any property manager (except that the Members hereby agree to Management Company as the initial property manager for the Property, subject to negotiation of the property management agreement), and the entry into any related property management agreement for the Property.

27

Notwithstanding anything contained herein to the contrary, Major Decisions shall only require the approval of the BR Member, after soliciting the viewpoint of the Stonehenge Member, from and after the date that the Stabilized Conditions (as hereinafter defined) have been satisfied. As used herein, “Stabilized Conditions” shall mean (i) at least thirty (30) months have lapsed from the date of this Agreement, and (ii) the Stonehenge Member and/or any Affiliate (which, for this final paragraph of Section 7.07(a) shall include Cumberland Ventures, L.P. and Todd Jackovich) have been or, upon consummation of the proposed Major Decision, will be released in full from any Loan Guaranty; provided, that in the event the Stabilized Conditions have been satisfied, for purposes of Section 12.07, a deadlock shall exist in the event the Stonehenge Member and the BR Member are unable to agree on any decision which, prior to the satisfaction of Stabilized Conditions, would require the affirmative vote of both the BR Member and the Stonehenge Member, such that either Member may invoke the buy/sell rights set forth in Section 12.07 notwithstanding the satisfaction of the Stabilized Conditions. The BR Member may not cause the Company or the Owner to act on any Major Decision until all time periods provided under Section 12.07 have fully lapsed.

b. To the fullest extent permitted by Section 18-1101 of the Act and subject in all instances to the indemnification rights of a party under Section 15, all liabilities for breach of contract and breach of duties (including fiduciary duties) of a Member or Manager to the Company or any other Member or Manager are hereby eliminated; provided, however, that the foregoing does not eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Membership Interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

7.08         Proxies. A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such written proxy shall be delivered to the Company.

7.09         Action by Members Without a Meeting. Action required or permitted to be taken by the Members at a meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members entitled to vote and having the requisite Membership Interests required to approve such action. Action take under this Section is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

7.10         Waiver of Notice. Pursuant to Section 18-302(c) of the Act, when any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

7.11         Meeting by Telephone; Action by Consent. Pursuant to Section 18-302(d) of the Act, Members may also meet by conference telephone call if all Members can hear one another on such call and the requisite notice is given or waived.

28

ARTICLE 8

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.01         Members' Initial Capital Contributions. Each Member has contributed or shall be obligated to contribute such amount as is set forth in Exhibit “A” hereto as its share of the Initial Capital Contribution.

8.02         Additional Contributions. Except as set forth in this Article 8, no Member shall be required to make any Capital Contributions to the Company.

8.03         Loans to Company. To the extent approved by the Manager, any Member may make a secured or unsecured loan to the Company.

8.04         Mandatory Additional Capital Contributions.

a.           Except in the instance of a Development Cost Overrun Loan under Sections 8.04(c) and 8.04(d), and subject further to Stonehenge Member’s right to call capital as provided in Section 6.06.2 other than for Development Cost Overruns, in the event the Company is reasonably expected to incur, a Non-Development Cost Overrun or is unable to pay its cash obligations as and when they become due, and thus has or is expected to have an actual cash flow deficit, and such funds cannot be obtained pursuant to the procedures set forth in Sections 8.01, 8.02 and 8.03 above, the Managers shall determine and notify the Members of the amount of such required additional funds to any such deficit. In such event, each Member shall have thirty (30) days to make a Capital Contribution of its pro-rata share (i.e. based upon the Ownership Percentage) of the necessary funds (an “Additional Capital Contribution”). For these purposes, a “Non-Development Cost Overrun” shall mean any cost overruns which are (i) attributable to taxes, insurance premiums, Debt Service and/or operating deficits, and (ii) not the subject of a Stonehenge Cost Overrun Loan.

b.           In the event a Member fails to make all of its Additional Capital Contribution (“Defaulting Member”) as required in subparagraph (a) above on the due date (the “Contribution Default Date”), the following shall apply:

(i)          The Defaulting Member’s voting rights and rights to participate in the management of the business of the Company shall automatically be suspended.

(ii)         Intentionally Omitted.

29

(iii)        In the event a Defaulting Member fails to make all of its Additional Capital Contribution by the Contribution Default Date, the non-defaulting Member(s) may (but shall not be obligated to) contribute the unpaid portion of the Defaulting Member’s Additional Capital Contribution. If there is more than one non-Defaulting Member desiring to make the Additional Capital Contribution on behalf of the Defaulting Member, then such non-Defaulting Members shall be entitled to contribute the Defaulting Member’s Additional Capital Contribution in such amounts as they may agree among each other, or, in the absence of such agreement, in proportion to their respective Ownership Percentages in the same manner as contemplated in Section 8.04(a) above.

(iv)         Non-defaulting Members shall be entitled to an Additional Contribution Priority Return on such Additional Capital Contributions made on behalf of a Defaulting Member Unless and until an amount equal to the portion of each non-defaulting Member’s Capital Accounts attributable to their portion of the Defaulting Member’s Additional Capital Contribution has been repaid in full, including their Additional Capital Contribution Priority Return, the Defaulting Member shall not be entitled to receive any distributions from the Company, and all such distributions shall be instead paid over to the non-defaulting Member(s) until repaid in full.

c.      Hard and Soft Cost Overruns:

1.          For purposes of this Section 8.04(c), the terms below shall be defined as follows:

(i)           “Cost Savings” means the amount by which costs paid for a line item in the Total Project Budget is less than the amount allocated for such line item. Until all work for a line item in the Total Project Budget has been completed and all amounts due in connection therewith paid, Costs Savings will exist with respect to such line item only if the Cost Savings are established by the Stonehenge Member to the reasonable satisfaction of the BR Member and Lender.

(ii)         “Discretionary Changes” means any modifications or changes that the Members agree to make to the Plans or the Project (and any applicable corresponding changes to the Total Project Budget) that (i) are not required to complete the construction of the Project as originally contemplated by the Plans and (ii) are not necessitated by deficiencies in or government-mandated revisions of the Plans or the Project. Discretionary Changes include, for example, upgrades/downgrades of interior or exterior finishes, additional/fewer Project amenities, and increases/decreases in square footage.

(iii)        “Hard Costs” means all items under the category heading “Hard Cost” in the Total Project Budget. Notwithstanding the foregoing, in no event shall taxes, insurance premiums, Debt Service Shortfalls or any operating deficits of the Company or Owner constitute Hard Costs.

30

(iv)         “Hard Cost Overrun” means the sum of (i) the amount by which the actual cost incurred for a Hard Cost line item within the Total Project Budget approved by Lender exceeds the portion of the Total Project Budget allocated (or re-allocated in accordance with Section 8.04(c)(3)) to such Hard Cost line item, and (ii) the amount by which (X) any unbudgeted costs (that is, costs not included in any Hard Cost line item in the Total Project Budget approved by Lender) of development and construction of the Project to achieve completion exceeds (Y) the available hard cost contingency in the Total Project Budget that the Lender will allow to be utilized to cover such additional expense. Hard Cost Overrun includes overruns resulting from Non-Discretionary Changes but not overruns resulting from Discretionary Changes. Hard Cost Overruns, if required to be funded, shall be deemed Development Cost Overruns.

(v)          “Non-Discretionary Changes” means any modifications or changes that the Members elect or are required to make to the Plans or to the Project (other than Discretionary Changes). Non-Discretionary Changes include, for example, changes to the Plans or the constructed portions of the Project to correct design or construction deficiencies or to implement government-mandated revisions, or GC claims under the GMP Contract for increased compensation in excess of the original “Contract Sum” (or similar term, as defined in the Construction Contract) for errors or inconsistencies in the Plans, concealed conditions, delay or other reasons.

(vi)          “Soft Cost(s)” means all items under the category heading “Soft Cost” in the Total Project Budget as approved by Lender. Soft Costs include, without limitation, architectural and engineering fees, and legal fees incurred by the Company. Notwithstanding the foregoing, in no event shall taxes, insurance premiums, Debt Service Shortfalls or any operating deficits of the Company or Owner constitute Soft Costs.

(vii)        “Soft Cost Overrun” means the sum of (i) the amount by which the actual cost incurred for any Soft Cost line item within the Total Project Budget approved by Lender exceeds the portion of the Total Project Budget allocated (or re-allocated in accordance with Section 8.04(c)(3)) to such Soft Cost line item, and (ii) the amount by which (X) any unbudgeted cost (that is any cost not included within a Soft Cost line item in the Total Project Budget approved by Lender exceeds (Y) the available Soft Cost contingency in the Total Project Budget that the Lender will allow to be utilized to cover such additional expense. Soft Cost Overrun includes overruns resulting from Non-Discretionary Changes but excludes overruns resulting from Discretionary Changes. Soft Cost Overruns, if required to be funded, shall be deemed Development Cost Overruns.

31

2.          Notwithstanding 8.04(a) and 8.04(b), the Stonehenge Member may not call for Additional Capital Contributions here or under Section 6.06.2 but rather must on its own account pay over to the Company (a) Hard Cost Overruns and Soft Cost Overruns as and when they come due on a line item-by-line item basis as a loan to the Company (each, a “Development Cost Overrun Loan”) (to be paid back as provided in Section 9.01(c) below but without any interest or return thereon); provided, however, to the extent any Hard Cost Overruns and Soft Cost Overruns occur following the removal of the Stonehenge Member as Manager and/or the removal of the Developer in accordance with Section 5.08, and to the extent such Hard Cost Overruns and Soft Cost Overruns are attributable to the actions or omissions of the BR Member (or its replacement manager or developer) then in such event, the BR Member shall be responsible for, and must on its own account pay over to the Company as and when they come due on a line item-by-line item basis, such amounts as a loan to the Company which shall be treated in the same manner as a Development Cost Overrun Loan, and (b) any Non-Development Cost Overrun caused by, or any additional capital required by the Company or Owner because of, a Bad Act or Default Action of the Stonehenge Member or any Debt-Service Shortfall arising in connection with or resulting from a delay in construction of the Project not caused by a Force Majeure Event or due to interest rate volatility (a “Stonehenge Cost Overrun Loan”) (to be paid back as provided in Section 9.01(c) below but without any interest or return thereon). Notwithstanding 8.04(a) and 8.04(b), the BR Member may not call for Additional Capital Contributions but rather must on its own account pay over to the Company any Non-Development Cost Overrun caused by, or any additional capital required by the Company or Owner because of, a Bad Act or Default Action of the BR Member (the “BR Cost Overrun Loan”) (to be paid back as provided in Section 9.01(c) below, but without any interest or return thereon). Repayment of any Development Cost Overrun Loan, any Stonehenge Cost Overrun Loan and any BR Cost Overrun Loan shall be made by the Company on a pari-passu basis according to the principal amounts outstanding, as provided in Section 9.01(c). For purposes hereof, a “Force Majeure Event” shall mean acts of God, war, riots, civil insurrections, hurricanes, tornados, floods, earthquakes, epidemics or plagues, acts or campaigns of terrorism or sabotage, interruptions to domestic or international transportation, trade restrictions, delays caused by any governmental or quasi-governmental action that is not Project-specific, shortages of materials, natural resources or labor, industry-wide labor strikes, or any other cause that is not Project-specific, beyond the reasonable control of the Stonehenge Member, Developer or their Affiliates.

32

3.          Subject to the Lender’s consent, the Stonehenge Member may reallocate Cost Savings within Hard Costs and Soft Costs to other line items within such category (i.e. Hard Costs or Soft Costs, as applicable) to pay for Hard Cost Overruns or Soft Cost Overruns before having to make a Development Cost Overrun Loan to pay for such Hard Cost Overruns and/or Soft Cost Overruns. The Stonehenge Member shall provide to the BR Member, on a monthly basis, a list of any proposed Cost Savings to be reallocated to another line item of the Total Project Budget, identifying the line item from which the Cost Savings originated and the line item to which the Cost Savings were reallocated if approved by the Lender. In the event Lender approves a construction draw on the Loan to pay the aggregate Cost Savings to Owner, then in such event the Stonehenge Member shall be entitled to 100% of the proceeds derived from such funding draw on the Loan.

4.          For avoidance of doubt, subject to Section 8.04(c)(2) of this Agreement, the Members shall fund any Non-Development Cost Overruns as Additional Capital Contributions in accordance with Sections 8.04(a) and 8.04(b) of this Agreement.

d.  Failure to make Development Cost Overrun Loan Capital Contribution:

1.          Notwithstanding 8.04(a) and 8.04(b), in the event the Company requires additional funds because a Member has failed to fund as required under 8.04(c) its Development Cost Overrun Loan, Stonehenge Cost Overrun Loan or BR Cost Overrun Loan, as the case may be, then, in such event, the non-defaulting Member shall have the right (but not the obligation) to make an Additional Capital Contribution in the amount necessary to fund the Defaulting Member’s share, which, when funded, shall be treated in the same manner as an Additional Capital Contribution pursuant to Section 8.04(b) and, moreover, the Member making such Additional Capital Contribution pursuant to this Section 8.04(d) shall have its Capital Account credited at a 3:1 ratio for each such dollar of Additional Capital Contribution so made on behalf of the Defaulting Member. For example: If the Stonehenge Member fails to make a Stonehenge Cost Overrun Loan, the BR Member shall have the right but not the obligation to fund such amount to the Company as an Additional Capital Contribution as though it were in accordance with Section 8.04(b) but shall be credited at a 3:1 ratio (meaning, for every $100,000 of Additional Capital Contribution made by the BR Member for that purpose, the BR Member’s Capital Account would be credited by $300,000 and the 10% Additional Contribution Priority Return will be calculated on such $300,000 figure). Likewise, for example: If the BR Member fails to make a BR Cost Overrun Loan, the Stonehenge Member shall have the right but not the obligation to fund such amount to the Company as an Additional Capital Contribution as though it were made in accordance with Section 8.04(b) but shall be credited at a 3:1 ratio (meaning, for every $100,000 of Additional Capital Contribution made by the Stonehenge Member for that purpose, the Stonehenge Member’s Capital Account would be credited by $300,000 and the 10% Additional Contribution Priority Return will be calculated on such $300,000 figure).

33

2.           If Stonehenge Member fails to make any required Development Cost Overrun Loan or Stonehenge Cost Overrun Loan, BR Member may remove Stonehenge Member as a Manager (and its Representatives on the Management Committee shall likewise lose all power to review, consider and approve matters that are within the purview and dominion of the Managers) and/or remove the Developer under the Development Agreement (in which case Developer will forfeit any unearned Development Fees).

e.	In any instance where the Lender draws down on the Irrevocable Standby Letter of Credit, in favor of Lender, issued by UBS Financial Services, Inc., issued on behalf of Owner and secured through assets of Cumberland Ventures, L.P., a Texas limited partnership, in the amount of $3,250,000.00 on or around October 18, 2012 (the “Letter of Credit”), the amount of such drawdown on the Letter of Credit shall be treated as an Additional Capital Contribution by Stonehenge Member under Section 8.04(a) (a “LOC Drawdown Capital Contribution”); provided, that, BR Member shall not be required to fund any corresponding Capital Contribution in such instance; provided, further, that to the extent the Lender draws down the Letter of Credit to cover a Hard Cost Overrun or Soft Cost Overrun (or to “balance” the Loan to avoid such an overrun from occurring, but only to the extent such overrun would qualify as a Hard Cost Overrun or Soft Cost Overrun under this Agreement, failing which, the foregoing shall be treated as an Additional Capital Contribution), then such LOC Drawdown Capital Contribution shall not be treated as an Additional Capital Contribution or earn the Additional Contribution Priority Return or any other return or interest thereon but rather shall be payable to Stonehenge Member solely as if it were a Development Cost Overrun Loan made, as provided in Section 9.01(c)(iv)(D).

8.05       Withdrawal or Reduction of Members' Contributions to Capital.

a.           A Member shall not receive out of the Company's property any part of such Member's Capital Contributions until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

b.           A Member, irrespective of the nature of such Member's Capital Contribution, has only the right to demand and receive cash in return for such Capital Contribution.

34

8.06         Maintenance of Capital Accounts. The Company shall establish and maintain a Capital Account for each Member and Economic Interest Owner. Each Member's Capital Account shall be increased by (a) the amount of any Capital Contribution contributed by the Member to the Company, (b) the fair market value of any property, as determined by the Company and the Member by arm's length agreement at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property within the meaning Section 752 of the Code), and (c) the Member's share of Profits and of any separately allocated items of income or gain, except adjustments of the Code (including any gain and income from unrealized income with respect to accounts receivable allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by such Member). Each Member's Capital Account shall be decreased by (a) the amount of any money distributed to the Member by the Company (excluding payments received by a Member from the Company as repayment of a loan by the Company to the Member), (b) the fair market value of any property distributed to the Member (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property within the meaning of Section 752 of the Code), and (c) the Member's share of losses and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).

8.07         Sale or Exchange of Interest. In the event of a sale or exchange of some or all of a Member's Membership Interests in the Company, the Capital Account of the Transferring Member shall become the Capital Account of the Economic Interest Owner, to the extent that it relates to the Membership Interests so transferred.

8.08         Compliance with Section 704(b) of the Code. As they relate to the maintenance of Capital Accounts, the provisions of this Article are intended, shall be construed, and if necessary, modified to cause the allocations of Net Profits, Net Losses, income, gain and credit pursuant to Article VIII to have substantial economic effect under the regulations promulgated under Section 704(b) of the Code, in light of any distributions made to the Members and Economic Interest Owners and the Capital Contributions made pursuant to this Article.

ARTICLE 9

DISTRIBUTIONS AND ALLOCATIONS OF

NET CASH FLOW AND CAPITAL PROCEEDS

9.01        Distributions of Proceeds and Allocation of Profit or Loss.

(a)          Profit. After giving effect to the special allocations set forth in Section 10.03, Profit shall be allocated in the following order and priority:

(i)          First, if one or more Members has a Negative Capital Account, to those Members, in proportion to their Negative Capital Accounts, until all of those Negative Capital Accounts have been reduced to zero.

(ii)         Second, to the Members in proportion to, and to the extent of, the amounts, if any, required to increase their Positive Capital Accounts by the amount distributable to them pursuant to Section 9.01(c)(iv)(A) hereof.

35

(iii)        Third, to the Members in proportion to, and to the extent of, the amounts, if any, required to increase their Positive Capital Accounts by the amount distributable to them pursuant to Section 9.01(c)(iv)(B) hereof.

(iv)         Fourth, to the Members in proportion to, and to the extent of, the amounts, if any, required to increase their Positive Capital Accounts by the amount distributable to them pursuant to Section 9.01(c)(iv)(C) hereof.

(v) Fifth, to the Members in proportion to, and to the extent of, the amounts, if any, required to increase their Positive Capital Accounts by the amount distributable to them pursuant to Section 9.01(c)(iv)(D) hereof.

(vi)         Sixth, to the Members in proportion to, and to the extent of, the amounts, if any, required to increase their Positive Capital Accounts by the amount distributable to them pursuant to Section 9.01(c)(iv)(E) hereof.

(b)           Loss. After giving effect to the special allocations set forth in Section 10.03, Loss shall be allocated in the following order and priority.

(i)          First, if one or more Members has a Positive Capital Account in excess of their respective Adjusted Capital Balances, pro rata among those Members, in proportion and to the extent of the amounts by which their respective Positive Capital Accounts exceed their respective Adjusted Capital Balances.

(ii)         Second, pro rata among the Members in proportion to and to the extent of their Positive Capital Accounts (after adjustment for allocations under Section 9.01(b)(i)) until all Positive Capital Accounts have been reduced to zero; and

(iii)        Finally, any remaining Loss shall be allocated pro rata among the Members in proportion to their Ownership Percentages.

(c)          Distributions. Distributions of Net Cash Flow and Capital Proceeds shall be distributed and applied by the Manager in the following order and priority:

(i)          First, with regard to Capital Transactions only, to the payment of all expenses of the Company incident to any Capital Transaction; then

(ii)         Second, with regard to the Capital Transactions only, to the payment of debts and liabilities of the Company then due and outstanding to third-parties; then

36

(iii)        Third, with regard to Capital Transactions only, to the establishment of any reasonable Reserves that the Manager deems necessary for liabilities or obligations of the Company; then

(iv)         Finally, subject to Section 8.04(b)(iv) hereof (which diverts to any non-defaulting Member the Defaulting Member’s share of any distributions hereunder unless and until the non-defaulting Member’s Additional Capital Contribution and Additional Capital Contribution Priority Return have been repaid in full), the balance shall be distributed as follows:

(A)         To Members, pari passu, in accordance with their accrued but unpaid Additional Contribution Priority Return, if any, until each Member entitled to an Additional Contribution Priority Return is paid such amount in full;

(B)         To the Members, pari passu, on a pro rata basis in accordance with their Additional Capital Contributions, until their unreturned Additional Capital Contributions are reduced to zero;

(C) To the Members, pro rata in accordance with each Member’s Ownership Percentage until such time as each Member has received an Internal Rate of Return of ten percent (10%);

(D)         Next, after the Members have received a return of all Additional Contribution Priority Returns, Additional Capital Contributions and Capital Contributions, then to each applicable Member an amount equal to the aggregate of all Development Cost Overrun Loans, Stonehenge Cost Overrun Loans and BR Cost Overrun Loans made by such Member, all without interest, pari passu to the Members based on the principal amounts outstanding with respect to each Member.

(E)         Next, pari passu, sixty-two and five tenths percent (62.5%) to the BR Member and thirty-seven and five tenths percent (37.5%) to the Stonehenge Member until such time as each Member has received an Internal Rate of Return of twenty percent (20%); and

(F)         Thereafter, pari passu, fifty-two and five tenths percent (52.5%) to the BR Member and forty-seven and five tenths percent (47.5%) to the Stonehenge Member.

9.02         Limitation Upon Distributions. No distribution shall be made to Members if prohibited by Section 18-607 of the Act.

37

9.03         Interest On and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

ARTICLE 10

REGULATORY ALLOCATIONS

10.01    Qualified Income Offset. No Member shall be allocated Losses or deductions if the allocation causes a Member to have an Adjusted Capital Account Deficit. If an Member receives (a) an allocation of Loss or deduction (or item thereof) or (b) any distribution, which causes the Member to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Member before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 10.01 is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).

10.02    Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f)(2), (3), and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Member, prior to any other allocation pursuant to Articles 9 or 10 shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member’s share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(f).

10.03   Contributed Property and Book-Ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

38

10.04 Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

10.05 Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Members in proportion to their Ownership Percentages.

10.06 Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Member who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(b).

10.07 Guaranteed Payments. To the extent any compensation paid to any Member by the Company is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in the Person’s capacity as an Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.

10.08 Unrealized Receivables. If an Member’s Interest is reduced (provided the reduction does not result in a complete termination of the Member’s Interest), the Member’s share of the Company’s “unrealized receivables” and “substantially appreciated inventory” (within the meaning of Code Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to this Agreement that is taxable as ordinary income for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Member, be specially allocated among the Members in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture income. Any questions as to the aforesaid allocation of ordinary income, to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Manager.

10.09 Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement. In the event the Company is obligated to withhold an amount in excess of amounts currently distributable to a Member, the Company may reduce future amounts distributable to the Member, treat such amounts as a debt of the Member to the Company, or require the Member to contribute such amounts to the Company in payment of such withholding obligation.

39

10.10 Curative Allocations. The allocations set forth in Sections 10.01, 10.02, and 10.06 are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding any other provision of this Agreement other than such allocations, such allocations shall be taken into account in allocating Profits, Losses and items of partnership income, gain, loss, and deductions to the Members so that, to the extent possible, the net amount of such allocations of Profits, Losses, and other items and those allocations to each Member in the current and future periods shall be equal to the net amount of items that would have been allocated to each such Member if the allocations in Sections 10.01, 10.02, and 10.06 had not occurred.

10.11 Amendments. The Manager is hereby authorized, upon the advice of the Company’s tax counsel or accountant, to amend this Article 10 to comply with the Code and the Regulations adopted pursuant to Code Section 704(b); provided, however, that no amendment shall materially affect the economic interest of a Member without the Member’s prior written consent.

ARTICLE 11

BOOKS AND RECORDS

11.01         Accounting Period. The Company's accounting period shall be the calendar year.

11.02         Records. Proper and complete records and books of accounts shall be kept or shall be caused to be kept by the Manager in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The Company shall keep at its principal place of business the following records:

a.      A current list of the full name and last known address of each Member, Economic Interest Owner and Manager;

b.      Copies of records to enable a Member to determine the relative voting rights, if any, of the Members;

c.      A copy of the Certificate of Formation of the Company and all amendments thereto;

d.      Copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years;

e.      Copies of the Company's written Operating Agreement, together with any amendments thereto;

f.      Copies of any financial statements of the Company for the three (3) most recent years.

The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members, Economic Interest Owners, or their duly authorized representatives during reasonable business hours.

40

11.03       Reports and Financial Statements.

11.03.1   Within fifteen (15) days of the end of each Fiscal Year, the Stonehenge Member shall cause each Member to be furnished with two sets of the following additional annual reports computed as of the last date of the Fiscal Year:

11.03.1.1           An unaudited balance sheet of the Company;

11.03.1.2           An unaudited statement of the Company’s profit and loss; and

11.03.1.3           A statement of the Members’ Capital Accounts and changes therein in such Fiscal Year.

11.03.2   Within fifteen (15) days of the end of each quarter of each Fiscal Year, the Stonehenge Member shall cause to be furnished to the BR Member such information as reasonably requested by the BR Member, and to the extent not readily available, which may be reasonably prepared by the Stonehenge Member at the expense of the Company, as is necessary for any REIT Member (whether a direct or indirect owner) to determine its qualification as a REIT and its compliance with REIT Requirements as shall be requested by the BR Member. Further, the Stonehenge Member shall cooperate in a reasonable manner at the request of any Member, at the expense of the Company, to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates.

11.04    Tax Returns. The BR Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business and shall submit such returns to the Members for their review, comment and approval at least ten (10) days prior to the due date or extended due date thereof and shall thereafter cause the same to be filed in a timely manner (including extensions). No later than the due date or extended due date, the BR Member shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and such Subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.

41

ARTICLE 12

TRANSFERABILITY

12.01         General Prohibition. Except as provided in Sections 12.02 and 12.06 hereof, in which event no consent from any party shall be required to effectuate the transfer(s) described therein, no Member or Economic Interest Owner may assign, convey, sell, transfer, liquidate, encumber, or in any way alienate (collectively a "Transfer"), all or any part of its Interest without the prior written consent of the Members, which consent may be given or withheld in the sole discretion of any Member. Any attempted Transfer of all or any portion of an Interest without the necessary consent, or as otherwise permitted hereunder, shall be null and void and shall have no effect whatsoever. Upon the transfer of a Membership Interest in accordance with this Article 12, the Ownership Percentages of the transferring Member and of the transferee shall be adjusted accordingly.

12.02         Affiliate Transfers.

(a)       Subject to the provisions of Section 12.02(b) hereof, and subject in each case to the prior written approval of each Member (such approval not to be unreasonably withheld), any Member may Transfer all or any portion of its Interest in the Company at any time to an Affiliate of such Member, provided that such Affiliate shall remain an Affiliate of such Member at all times that such Affiliate holds such Interest. If such Affiliate shall thereafter cease being an Affiliate of such Member while such Affiliate holds such Interest, such cessation shall be a non-permitted Transfer and shall be deemed void ab initio, whereupon the Member having made the Transfer shall, at its own and sole expense, cause such putative transferee to disgorge all economic benefits and otherwise indemnify the Company and the other Member(s) against loss or damage under any loan agreement. No Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable loan agreement with third party lenders.

(b)          Notwithstanding anything to the contrary contained in this Agreement, the following Transfers shall not require the approval set forth in Section 12.02(a):

(i)        Any Transfer by BR Member or a Bluerock Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of Bluerock Real Estate, L.L.C., including but not limited to (A) Bluerock Enhanced Multifamily Trust, Inc. (“BR REIT”) or any Person that is directly or indirectly owned by BR REIT; (B) Bluerock Special Opportunity + Income Fund, LLC (“BR SOIF”) or any Person that is directly or indirectly owned by BR SOIF; (C) Bluerock Special Opportunity + Income Fund II, LLC (“BR SOIF II”) or any Person that is directly or indirectly owned by BR SOIF II, and/or (D) Bluerock Special Opportunity + Income Fund III, LLC (“BR SOIF III”) or any Person that is directly or indirectly owned by BR SOIF III (collectively, a “Bluerock Transferee”); provided, that, in all instances, BR REIT shall either retain, direct or indirectly, more than fifty percent (50%) of the ownership interest in the BR Member or otherwise retain the power to control, directly or indirectly, the major activities of the BR Member such that BR REIT can consolidate the BR Member on its audited financial statements.

42

(ii)         Provided only that the development of the Project is complete and occupancy has reached 93%, any Transfer by Stonehenge Member or a Stonehenge Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of Stonehenge (a “Stonehenge Transferee”);

provided however, as to paragraph (a) and (b), no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable loan agreement with third party lenders.

(c)          Upon the execution by any such Bluerock Transferee of such documents necessary to admit such party into the Company and to cause the Bluerock Transferee to become bound by this Agreement, the Bluerock Transferee shall become a Member, without any further action or authorization by any Member.

(d)          The Transfer of any interest in Manager and any transferee of an interest in Manager shall be recognized and permitted under this Agreement and by the Members, without any further action or authorization by any Member; provided, however, that no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable loan agreement with third party lenders.

12.03         Conditions of Transfer and Assignment. A transferee of an Interest pursuant to 12.01 or 12.02(a) shall become a Member only if the following conditions have been satisfied:

a.      the transferor, his legal representative or authorized agent must have executed a written instrument of transfer of such Interest in form and substance satisfactory to the Manager;

b.      the transferee must have executed a written agreement, in form and substance satisfactory to the Manager to assume all of the duties and obligations of the transferor under this Operating Agreement with respect to the transferred Interest and to be bound by and subject to all of the terms and conditions of this Operating Agreement;

c.      the transferor, his legal representative or authorized agent, and the transferee must have executed a written agreement, in form and substance satisfactory to the Manager to indemnify and hold the Company, the Manager and the other Members harmless from and against any loss or liability arising out of the transfer;

d.      the transferee must have executed such other documents and instruments as the Manager may deem necessary to effect the admission of the transferee as a Member; and

43

e.      unless waived by the Manager, the transferee or the transferor must have paid the expenses incurred by the Company in connection with the admission of the transferee to the Company.

12.04     Transferee Not Member in Absence of Consent of Manager.

a.           To the extent that Section 12.01 is not effective to prevent any alienation of an interest in the Company, or in the case where a transfer of only an Economic Interest is approved by the Manager, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, but instead the transferee or donee shall be merely an Economic Interest Owner.

b.           A permitted transferee of an Economic Interest who does not become a Member shall be an Economic Interest Owner only and shall be entitled only to the transferor's Economic Interest to the extent assigned. Such transferee shall not be entitled to vote on any question regarding the Company, and the Ownership Percentage associated with the transferred Economic Interest shall not be considered to be outstanding for voting purposes.

12.05     Successors as to Economic Rights. References in this Operating Agreement to Members shall also be deemed to constitute a reference to Economic Interest Owners where the provision relates to economic rights and obligations. By way of illustration and not limitation, such provisions would include those regarding Capital Accounts, distributions, allocations, and contributions. A transferee shall succeed to the transferor's Capital Contributions and Capital Account to the extent related to the Economic Interest transferred, regardless of whether such transferee becomes a Member.

12.06     Right of First Refusal.

a.           If a Member (individually a “Transferor”) receives a bona fide offer (the “Transferee Offer”) from any other Person (a “Transferee”) to purchase all or a portion of any interest or rights in the Transferor’s Membership Interests (the “Transferor Interest”), then prior to any transfer of the Transferor Interest, the Transferor shall give Manager and the other Member (if different from the Manager, the “Other Member”) written notice (the “Transfer Notice”) containing each of the following:

i.            The Transferee’s identity;

ii.         A complete copy of the Transferee Offer; and

iii.         The Transferor’s offer (the “Offer”) to sell the Transferor Interest to the Other Member for a total price equal to the price set forth in the Transferee Offer (the “Transfer Purchase Price”), which shall be payable on terms of payment substantially similar to those set forth in the Transferee Offer.

44

b.           The Offer shall be and remain irrevocable for a period (the “Offer Period”) ending on the thirtieth (30th) day following the date the Transfer Notice is delivered to Manager and the Other Member. At any time during the Offer Period, the Other Member may accept the offer by notifying the Transferor in writing that the Other Member intends to purchase all, but not less than all, of the Transferor Interest. If the Other Member accepts the Offer, then the parties shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be less than seven (7) or more than sixty (60) days after the expiration of the Offer Period.

c.           If the Other Member does not accept the Offer within the time period specified in this Section, then the Transferor shall be free for a period (the “Free Transfer Period”) of sixty (60) days after the expiration of the Offer Period to transfer the Transferor Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transferee shall not be required to obtain the approval in accordance with Section 12.01 and 12.03 in order to become a Member but shall comply with the requirements set forth in Section 12.02.

d.           Any transfer by the Transferor after the expiration of the Free Transfer Period or without compliance with this Section and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

e.           This Section shall not apply to the transfer (whether through sale, gift, or otherwise) of part or all of a Transferor’s Membership Interests to: (i) a trust or similar fiduciary entity established by an individual Member for the benefit of Member's family or any member thereof, including the Member; (ii) a successor partnership, corporation, limited liability company or other entity created by a Member for business, tax, or other economic purposes, provided that more than fifty percent (50%) of the voting power of such entity must be retained by the original Member; or (iii) all or a portion of its Membership Interest to another Member or to other Members pursuant to and in accordance with Section 12.06 hereof.

12.07     Deadlock.

a.            In the event the Members are deadlocked and are unable to agree unanimously on any Major Decision, and the Members are unable through good faith and the exercise of their reasonable efforts to break such deadlock for a period of fifteen (15) days following notice from one Member to the other Member that a deadlock exists with regard to a Major Decision, the deadlock may be broken by the invocation of the provisions of this Section 12.07; provided, however, this Section 12.07 may be invoked if and only if such deadlock occurs after the date which is thirty (30) months from the date of this Agreement.  Prior to invoking the provisions of this Article, the Members shall in good faith meet within fifteen (15) days of such deadlock, and use their reasonable efforts to resolve any disagreements regarding any Major Decision. As used in this Section 12.07, “deadlock” shall mean the inability of the Members to unanimously agree, whether or not BR Member has the voting power to control a vote, with respect to a Major Decision.

45

b.           If the deadlock has not been resolved within the 15 day period, then any Member  (the “Offeror”) shall have the right to deliver to the other Member(s) a notice (herein referred to as the "Notice") which shall contain (i) an offer to (a) purchase the Membership Interests of the other Member(s) (herein referred as the "Offeree") or (b) to sell all of the Offeror’s Membership Interest; and (ii) the price for the Membership Interests on a per interest basis, which shall be same in the event of a sale or purchase (the “Offer”).  The Offer shall be irrevocable for a period (herein referred to as the "Option Period") of sixty (60) days after Offeree’s receipt of the Notice.  The Offeree shall have the exclusive right and option (herein referred to as the "Option") during the Option Period to either accept the Offeror's Offer to purchase the Offeree’s Membership Interests, or agree to purchase Membership Interests of the Offeror at the same price provided for in the Offer.  If the Offeree fails to exercise the Option to purchase during the Option Period, the Offeree shall have no further rights to purchase under the Option.  In such event, if the Offer is to purchase the Membership Interest of the other Member(s), then the Offeror shall have the right and obligation, on or before thirty (30) days after the expiration of the Option Period, to purchase those Membership Interests for the price and under the terms specified in the Notice; provided, however, in connection with such transfer of a Member’s Membership Interests pursuant to this Section 12.07, any such transfer must comply with applicable Lender requirements under the Loan Documents , with respect to which the Offeror shall make commercially reasonable efforts to obtain all required Lender approvals, and , in the case of BR Member being the Offeror, shall as a condition of the purchase cause Stonehenge Member and its Affiliates (which, for purposes of this Section 12.07(b) shall include Cumberland Ventures, L.P. and Todd Jackovich) who have executed any Loan Guaranty in favor of Lender in connection with the transactions contemplated herein, cause them to be removed or released from such guaranty, and, furthermore, shall cause the Letter of Credit to be (1) replaced or (2) released in full such that Lender no longer requires the Letter of Credit to remain outstanding under the Loan; provided, however, if the BR Member cannot satisfy those conditions it shall not be required to buy, and Stonehenge shall not be required to sell, such Membership Interest of Stonehenge Member, and any such deadlock shall instead be resolved by the Members proceeding to market and sell the Project for commercially reasonable terms. Furthermore, notwithstanding the above, if the Offer is to sell the Offeror’s Membership Interest (i.e., put the Offeror’s Membership Interests to the Offeree) and the Offeree declines the Option (i.e., refuses to buy the Offeror’s Membership Interest), then, to resolve a deadlock in that circumstance, the Members shall proceed to market and sell the Project for commercially reasonable terms.

c.           The closing of the purchase and sale contemplated hereunder shall be held at the time and place designated by the purchasing Member(s) by notice to the selling Member(s) which date shall be on or before ninety (90) days after the Notice is received. The purchase price shall be paid in cash.  Each party shall bear their own attorneys fees incurred in connection with closing; costs of closing shall be shared equally between the Members.  A selling Member shall transfer its Membership Interest(s) in the Company and in the assets thereof by appropriate transfer, assignment, bill of sale or deed, free and clear of all liens and encumbrances.  In the event a Member defaults in its obligation to perform at closing, then if the defaulting Member is the party required to sell its Membership Interest(s), then the non-defaulting Member(s) shall be entitled to pursue all remedies at law or in equity against the defaulting Member, and if the defaulting Member is the party required to purchase the Membership Interest(s) of the non-defaulting Member, then the non-defaulting Member shall be entitled, as its sole and exclusive remedy, to seek liquidated damages in the amount of ten percent (10%) of the purchase price of the Membership Interest(s) as set forth in the Notice, not to exceed $300,000.00, the parties acknowledging that damages in such event are difficult to predict and that the aforesaid amount constitutes a reasonable estimation of the same.

46

d.           Each Member shall be entitled to: (i) obtain information regarding the Property and the Company; and (ii) access the Property, and the Manager, the Developer, the property manager and personnel of the Company, in connection with this Section 12.07 in order to make an informed decision, including, without limitation the rights to obtain appraisal reports, financial statements and conduct an audit.

e.           From and after the invocation of the rights and obligations set forth in this Section 12.07, the Company shall not permit Owner to sell the Property unless and until the parties have allowed all time periods set forth in this Section 12.07 to fully lapse.

ARTICLE 13

ISSUANCE OF ADDITIONAL MEMBERSHIP INTERESTS

Except as otherwise provided for herein, any Person approved by all of the Members may become a Member in the Company by the issuance by the Company of Membership Interests for such consideration as all of the Members shall determine. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Manager may, upon the approval of all the existing Members, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE 14

DISSOLUTION AND TERMINATION

14.01     Dissolution.

a.          The Company shall be dissolved upon the occurrence of any of the following events:

(i)          by the unanimous written agreement of all Members; or

(ii)         by a decree of judicial dissolution under the Act.

47

Notwithstanding any provision of the Act to the contrary, the Company shall not dissolve upon an event of dissociation with respect to the last remaining Member, but instead the legal successor to such Member shall automatically become a Member of the Company with all rights and obligations appurtenant thereto.

b.         If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling his estate or administering his property, but such person shall be a holder of an Economic Interest and shall not have the rights of a Member. Further, such Person shall be subject to the provisions of Article 12.

14.02     Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by Section 18-803 of the Act.

14.03     Winding Up, Liquidation and Distribution of Assets.

a.           Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager or if none, the Person or Persons selected by the Members (the "Liquidators") shall immediately proceed to wind up the affairs of the Company.

b.           If the Company is dissolved and its affairs are to be wound up, the Liquidators shall:

i.            Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Liquidators may determine to distribute any assets to the Members in kind);

ii.         Allocate any profit or loss resulting from such sales to the Members' and Economic Interest Owners' in accordance with Article 10 hereof as if the Company had distributed all distributable Capital Proceeds in accordance with Article 9 hereof;

iii.         Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent or liabilities of the Company;

iv.         Distribute the remaining assets in the following order:

48

a.           If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Owners shall be adjusted pursuant to the provisions of Article 10 hereof as if all distributable Capital Proceeds had been distributed in accordance with Section 9.01 to reflect such deemed sale.

b.           All remaining assets shall be distributed to the Members in accordance with the positive balance (if any) of each Member's and Economic Interest Owner's Capital Account (as determined after taking into account all capital Account adjustments for the Company's taxable year during which the liquidation occurs). Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

c.           Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

d.           Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

e.           The Liquidators shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

14.04      Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation may be executed and filed with the Secretary of State of Delaware in accordance with Section 18-203 of the Act.

14.05      Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

49

ARTICLE 15

INDEMNIFICATION

15.1         Exculpation of Members, Managers and Their Representatives. No Member or Manager shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud or gross negligence on the part of such Member or Manager. For purposes of this Section 15, officers, directors, employees, agents, appointees and other representatives of the Member or of the Manager, or of their respective Affiliates, who are functioning on behalf of such Member or Manager in connection with this Agreement including Representatives, shall receive the same benefits of exculpation from liability and of indemnification, as provided to Members and Manager as set forth herein.

15.2         Indemnification by Company. The Company hereby indemnifies, holds harmless and defends the Members and the Manager (each, an “Indemnitee”) from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (a)(i) their activities on behalf of the Company or in furtherance of the interests of the Company, (ii) their status as Members or Managers of the Company, or (iii) the Company’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Company or any of its Subsidiaries), if (b) the Indemnitee’s acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or otherwise in breach of this Agreement. Reasonable expenses incurred by the Indemnitee in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

15.3         Indemnification by Members for Misconduct.

(a)          Stonehenge Member hereby indemnifies, defends and holds harmless the Company, BR Member, each Bluerock Transferee and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) to the extent arising out of any fraud or gross negligence on the part of, or by, Stonehenge Member.

50

(b)          BR Member hereby indemnifies, defends and holds harmless the Company, Stonehenge Member, each Stonehenge Transferee and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud or gross negligence on the part of, or by, BR Member.

15.4         General Indemnification by the Members.

(a)          Notwithstanding any other provision contained herein, each Member (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any breach of any obligation under this Agreement.

(b)          Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Members under this Section 15.4 shall be limited to such Indemnifying Party’s Interest in the Company.

(c)          The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise. The terms of this Section 15 shall survive termination of this Agreement.

ARTICLE 16

MISCELLANEOUS PROVISIONS

16.01     Application of Delaware Law. This Operating Agreement, and the application and interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act.

16.02     No Action for Partition. No Member or Economic Interest Owner has any right to maintain any action for partition with respect to the property of the Company.

16.03     Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

16.04     Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

51

16.05     Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

16.06     Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right not to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

16.07     Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

16.08     Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

16.09     Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company or by any Person not a party hereto.

16.10     Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

16.11     Federal Income Tax Elections. All elections required or permitted to be made by the Company under the Code shall be made by the Members. For all purposes permitted or required by the Code, the Members constitute and appoint Stonehenge Member as Tax Matters Partner or, if Stonehenge Member is no longer a Manager, then such other Member as shall be designated by all the Members. The provisions on limitations of liability of the Managers and Members and indemnification set forth in Article 5 hereof shall be fully applicable to the Tax Matters Partner in his or her capacity as such. The Tax Matters Partner may resign at any time by giving written notice to the Company and each of the other Members. Upon the resignation of the Tax Matters Partner, a new Tax Matters Partner may be elected by majority vote of the Members.

16.12     Certification of Non-Foreign Status. In order to comply with Section 1445 of the Code and the applicable Treasury Regulations thereunder, in the event of the disposition by the Company of a United States real property interest as defined in the Code and Treasury Regulations, each Member shall provide to the Company, an affidavit stating, under penalties of perjury, (i) the Member's address, (ii) United States taxpayer identification number, and (iii) that the Member is not a foreign person as that term is defined in the Code and Treasury Regulations. Failure by any Member to provide such affidavit by the date of such disposition shall authorize the Manager to withhold ten percent (10%) of each such Member's distributive share of the amount realized by the Company on the disposition.

52

16.13     Notices. Any and all notices, offers, demands or elections required or permitted to be made under this Agreement ("Notices") shall be in writing and shall be delivered either by personally delivering it by hand or Federal Express or similar commercial courier service to the person to whom Notice is directed, or by electronic mail, or by facsimile transmission, or by depositing it with the United States Postal Service, certified mail, return receipt requested, with adequate postage prepaid, addressed to the appropriate party (and marked to a particular individual’s attention). Notice shall be deemed given and effective (i) when hand-delivered if by personal delivery or Federal Express or similar commercial courier service, (ii) as of the date and time it is transmitted by facsimile transmission if the sending facsimile machine produces a written confirmation with a date, time and telephone number to which the Notice was sent, (iii) as of the date and time it is transmitted by electronic mail if there is a written or electronic record of the date, time and email address to which the Notice was sent, or (iv) on the third (3rd) business day (which term means a day when the United States Postal Service, or its legal successor ("Postal Service") is making regular deliveries of mail on all of its regularly appointed week-day rounds in Dover, Delaware) following the day (as evidenced by proof of mailing) upon which such Notice is deposited, postage pre-paid, certified mail, return receipt requested, with the Postal Service. Rejection or other refusal by the addressee to accept the Notice shall be deemed to be receipt of the Notice. In addition, the inability to deliver the Notice because of a change of address of the party of which no Notice was given to the other party as provided on Exhibit “A” hereof shall be deemed to be the receipt of the Notice sent. The addresses to which Notice is to be sent shall be those set forth below on Exhibit “A” or such other address as shall be designated in writing to Manager. Manager shall keep a list of all designated addresses and such list shall be available to any Member upon request thereof. Such addresses may be changed by designating the change of address to the Manager in writing.

16.14     Amendments. Any amendment to this Agreement shall be made in writing and signed by Members holding all of the Ownership Percentages; provided, however, the Manager shall have the right upon any transfer of Membership Interests or admission of any new Member in accordance herewith to unilaterally amend this Agreement without a writing signed by all Members to substitute Exhibit “A” attached hereto with an updated Exhibit “A” reflecting all of the current Members and their respective Ownership Percentages and Additional Capital Contribution Percentages.

16.15     Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If any particular provision herein is construed to be in conflict with the provisions of the Act. The Act shall control and such invalid or unenforceable provisions shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.

16.16     Captions. Titles and captions are inserted for convenience only and in no way define, limit, extend or describe the scope or intent of this Agreement or any of its provisions and in no way are to be construed to affect the meaning or construction of this Agreement or any of its provisions.

53

16.17     Banking. All funds of the Company shall be deposited in its name in an account or accounts as shall be designated from time to time by the Manager. All funds of the Company shall be used solely for the business of the Company. All withdrawals from the Company bank accounts shall be made only upon check signed by the Manager or by such other persons as the Manager may designate from time to time.

16.18     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto agree that any suit brought to enforce this Agreement shall be brought in any court of competent jurisdiction in the State of New York, Borough of Manhattan or the State of Tennessee, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts and waives all objection to, the exclusive jurisdiction of the aforesaid courts in connection with any suit brought to enforce this Agreement, and irrevocably agrees to be bound by any judgment rendered thereby. Each of the parties hereto hereby agrees that service of process in any such proceeding may be made by giving notice to such party in the manner and at the place set forth in 16.13 herein.

16.19     Limitation of Liability. Except as set forth in Section 15, the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions. Except as set forth in Section 15.3(a) and 15.3(b), any claim against any Member (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 14.03 hereof. Except as set forth in Section 15.3(a) and 15.3(b), any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

16.20     Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents or instruments necessary to effectuate the purposes of the Company and this Agreement or necessary to comply with any laws, rules or regulations.

16.21     Time. TIME IS OF THE ESSENCE OF THIS AGREEMENT, AND TO ANY PAYMENTS, ALLOCATIONS AND DISTRIBUTIONS SPECIFIED UNDER THIS AGREEMENT.

54

16.22     Investment Representations and Indemnity Agreement. In addition to the restrictions on transfer set forth above, each Member understands that Members must bear the economic risk of this investment for an indefinite period of time because the Membership Interests are not registered under the Securities Act of 1933, as amended (the "1933 Act") or the securities laws of any state or other jurisdiction. Each Member has been advised that there is no public market for the Membership Interests and that the Membership Interests are not being registered under the 1933 Act upon the basis that the transactions involving its sale are exempt from such registration requirements and that reliance by the Company on such exemption is predicated in part on the Member's representations set forth in this Agreement. Each Member acknowledges that no representations of any kind concerning the Property or the future intent or ability to offer or sell the Membership Interest in a public offering or otherwise have been made to the Member by the Company or any other Person or entity. The Member understands that the Company makes no covenant, representation or warranty with respect to the registration of securities under the Securities Exchange Act of 1933, as amended, or its dissemination to the public of any current financial or other information concerning the Company. Accordingly, the Member acknowledges that there is no assurance that there will ever by any public market for the Membership Interest, and that the Member may not be able to publicly offer or sell any thereof. Furthermore, each Member (and his/her/its assignees and transferees) acknowledges that he, she or it has read and understands the contents of the additional risk factors described in Exhibit “C” attached hereto and has based their investment decision solely upon the information contained therein and in this Operating Agreement and agrees to indemnify the other Members, the Manager, the Company and any director, officer, employee, affiliate or legal counsel of such parties, from any and all losses, damage, liability, claims and expenses incurred, suffered or sustained by any of them in any manner because of the falsity of any representation contained in this Section including, without limitation, liability, for violation of the Securities Laws of the United States or of any state which violation would not have occurred had such representation been true.

16.23     No Partnership Interest for Non-Tax Purposes. The Members have formed the Company under the Act and expressly disavow any intention to form a partnership under Delaware’s Uniform Partnership Act, Delaware’s Uniform Limited Partnership Act, or the Partnership Act or laws of any other state. The Members do not intend to be partners one to another or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representations shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

16.24     Attorney Representation.  Each Member hereby acknowledges and agrees that: (i) in the negotiation and preparation of this Agreement and with respect to the matters contemplated hereby, the Stonehenge Member has been independently represented by the law firm of Foltz Martin, LLC  (“Foltz Martin”); (ii) Foltz Martin  has represented both Stonehenge Member and its Affiliates in other related and unrelated matters; (iii) each Member hereby waives any potential conflict of interest resulting from Foltz Martin’s representation of Stonehenge Member and Stonehenge Member’s Affiliates with respect to this Agreement and the Company and any subsidiary with respect to other related and unrelated matters; (iv) Each Member agrees and acknowledges that in the event of a default on the part of Stonehenge Member under this Agreement, Foltz Martin shall be free to represent the Company, each subsidiary, Stonehenge and Stonehenge’s Affiliates in the enforcement of this Agreement.

55

(Signatures on following page)

56

IN WITNESS WHEREOF, the parties have executed this Agreement under seal.

MANAGER/BR MEMBER:

BR BERRY HILL MANAGING MEMBER, LLC

By: BEMT Berry Hill, LLC, a Delaware limited
liability company, its manager

By: Bluerock Enhanced Multifamily Holdings, LP,
a Delaware limited partnership, its sole member

By: Bluerock Enhanced Multifamily Trust, Inc., a
Maryland corporation, its general partner

By:	/s/ Jordan Ruddy
Jordan Ruddy, President

MANAGER/STONEHENGE MEMBER:

STONEHENGE NOTE 23HUNDRED JV MEMBER, LLC, a Delaware limited liability company

By:	/s/ Todd Jackovich
Todd Jackovich, as its Manager

DEVELOPER:

STONEHENGE REAL ESTATE GROUP, LLC, a Georgia limited liability company

By:	/s/ Todd Jackovich
Todd Jackovich, as its Manager

57

List of Exhibits:

Exhibit “A” List of Members

Exhibit “B” Property

Exhibit “C” Risk Factors

Exhibit “D” Development Agreement

Exhibit “D-1” Total Project Budget

Exhibit “E” General Contractor Contract

Exhibit “F” Preliminary Drawings

58

EXHIBIT “A”

Initial Members	Ownership Percentage Interest	Initial Capital Contribution	Address

Stonehenge 23Hundred JV Member, LLC	17.5%	$1,767,675.00	c/o Todd Jackovich 3200 West End Avenue, Suite 500 Nashville, Tennessee 37203

BR Berry Hill Managing Member, LLC	82.5%	$8,333,325.00	c/o Bluerock Real Estate, LLC 70 East 55th Street, 9th Floor New York, New York 10022

Total	100.00%	$10,101,000.00

MANAGEMENT COMMITTEE:

Stonehenge Member

       1.    Todd Jackovich

       2.    Loretta Easton

BR Member

       1.    James Babb

       2.    Ryan MacDonald

59

EXHIBIT "B"

LEGAL DESCRIPTION OF PROPERTY

See Attached Plat

60

EXHIBIT "C"

RISK FACTORS

The following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the Membership Interests of the Company.  This exhibit, any informational materials describing the Property (“Materials”) and the Operating Agreement contain certain forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations and intentions.  The cautionary statements made in any Materials or this Operating Agreement should be read as being applicable to all forward-looking statements wherever they appear in any Materials or this Operating Agreement.  The Company’s actual results could differ materially from the results discussed or implied by the discussions set forth in any Materials or this Operating Agreement.  Factors that could cause or contribute to such differences include those discussed below.  In addition to the other information provided to each Member, the following risk factors should be considered carefully in evaluating an investment in the Membership Interests offered hereby.

An investment in the Membership Interests is speculative and involves a high degree of risk. Each Member should be prepared to incur a total loss of their investment and consider the following risk factors concerning the Company and the Membership Interests. Any prospective investor unable to bear the business or financial risk of loss or any prospective investor that requires liquidity of or any return from its investment in Membership Interests should not enter into an investment in the Membership Interests.

In that regard, investment risks include, but are not limited to, the following:

1.          LOSS OF ENTIRE INVESTMENT.  A person who purchases Membership Interests should be prepared to experience a complete loss of his, her or its entire investment in the Membership Interests.

2.          Limited Capital and Additional Financing Need.  The Company is very much in a developmental stage.  The Capital Contributions will provide financial resources necessary to acquire and develop improvements on the Property.  It is contemplated that the Company will promptly acquire and/or begin constructing and then leasing the improvements on the Property and must rely on the availability of both interested lessees and available financing.  A failure of either or both of these requirements could result in a need for additional capital to finance the Company’s operations.

61

3.          COMPANY RECENTLY FORMED; NO OPERATING HISTORY.  The Company has just recently been formed and thus has little prior experience in operating a business of the type proposed to be conducted by it.  The Company is subject to all of the risks incident to the creation and development of a new business, including without limitation the absence of an operating history and the lack of assurance as to (i) the actual capital requirements of the Company, (ii) the ability of the Company to attract and maintain qualified management and technical personnel where necessary, (iii) whether the Company can respond effectively to competitive pressures, (iv) whether real property values in the area surrounding the property will increase, decrease, or remain stable over any time period, and (v) whether the business will otherwise be successful. If the Company is are unsuccessful in addressing these risks, its business, financial condition and results of operations will be materially and adversely affected. Accordingly, an investment in the Company’s Membership Interests should be considered a high risk speculation.

4.          Lack of Diversification.  The development and operation of the Company is limited to a narrowly-focused business serving a single industry segment in a localized geographic area.  Due to this lack of diversification, the Company may be subject to greater risk of loss from local, industry-specific or participant-specific risks than would be the case with a more diversified enterprise.

5.          LIMITED OR NO WARRANTY ON PROJECTS.  The Company has obtained title insurance, but may encounter unknown liabilities with respect to matters not known or subject to contemplation prior to purchase.  The Company will be subject to all such risks, which risks may necessitate corrective measures and additional expense.  In such case, the Company could require additional capital which may result in the dilution of equity investor’s Membership Interests and could impair the value and anticipated returns from the Property, up to and including the entire value of the investment.

6.          Dependence on Key Personnel; Staffing and Labor Costs.  The Company is and will continue to be highly dependent on the efforts of its Manager and developer and designated service providers to deliver effective management, supervision and cost controls.  There is no assurance that the Company will be able to do so without disproportionately increasing its expenses, which could harm the financial condition or solvency of the Company.

7.          COMPETITION.  The Company may compete with other residential real property developers in the Nashville, Tennessee area, any of which may have greater experience, greater resources, and more marketable product than the Company.

8.          UNPROFITABLE, UNSTABLE MARKET.   The “for-rent” multi-family market and real estate market generally has faced historic challenges and nonperformance in recent years and there is no guarantee that the challenges and nonperformance will not continue.

9.          TAX CONSIDERATIONS.  THE COMPANY MAKES NO REPRESENTATIONS REGARDING THE TAX IMPACT OF THE COMPANY’S PARTNERSHIP TAXATION STRUCTURE.  POTENTIAL SUBSCRIBERS ARE STRONGLY ENCOURAGED TO SEEK THE ADVICE OF COMPETENT COUNSEL WITH REGARD TO THE POSSIBLE TAX CONSEQUENCES OF INVESTMENT IN A REAL ESTATE DEVELOPMENT COMPANY, TAXED AS A PARTNERSHIP, IN WHICH SUBSCRIBERS ARE PASSIVE INVESTORS.  No assurance exists that the Internal Revenue Service will not revise the tax code and subject the Company to tax liabilities not contemplated in this Operating Agreement. The Property is subject to property taxes that may increase in the future, which could adversely affect the Company’s cash flow.

62

10.         PROJECTED FINANCIAL INFORMATION. The Company has prepared projected financial data based upon its current estimates of the Company’s future performance. The projected results are dependent on the successful implementation of management’s strategies and are based on hypothetical assumptions and events over which the Company has only partial or no control. The selection of assumptions underlying such projected information require the exercise of judgment and the projections are subject to uncertainty. Changes in the facts or circumstances underlying such assumptions could materially affect the projections. To the extent that assumed events do not materialize actual results may vary substantially from the projected results. As a result no assurance can be made that the Company will achieve the operating or financial results set forth in the Company’s financial projections.

11.         ILLIQUIDITY OF COMPANY ASSETS.  The Company’s primary assets will be direct or indirect ownership interests the Property.   There may be no market for “for-rent” multi-family projects in the area in which the Projects are located, and any market that does exist may be further negatively impacted by a lack of available financing for potential purchasers.  Accordingly, the Company may not be able to liquidate its investment in the Property.

12.         LACK OF SECURITIES REGULATORY REVIEW.  Members of the Company shall have no right to require registration of their Membership Interests, and it is expected that no registration will occur.  As a result, Members will not have the benefit of any review by the Securities and Exchange Commission or any state securities authority. The Company is offering the membership interests pursuant to exemptions from registration under applicable federal and state securities laws. Any subsequent transfer of the membership interests will be restricted unless other exemptions from such registration provisions are applicable for such transfer or unless the membership interests are registered under the federal and state securities laws. Therefore, a Member should anticipate bearing the economic risk of his, her or its investment for an indefinite period of time.

13.         POTENTIAL ENVIRONMENTAL LIABILITY. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The Company may become liable for such costs for reasons unknown at the time of a Member’s investment.

63

14.         MINORITY INVESTMENTS AND LACK OF CONTROL. Investors in the Company are afforded only those controls and approval rights set forth in the Operating Agreement of the Company. As such, the Manager has virtually complete authority to manage and operate the business of the Company, subject only to those limited approval rights requiring a majority or supermajority of the voting membership interests of the Company. Individual investors may have no means of substantially impacting the management and operation of the Company.

THE FOREGOING RISK FACTORS REFLECT MANY, BUT NOT ALL, OF THE RISKS INCIDENT TO A PURCHASE OF THE COMPANY'S MEMBERSHIP INTERESTS.  EACH SUBSCRIBER MUST MAKE ITS OWN INDEPENDENT EVALUATION OF THE RISKS OF BECOMING A MEMBER IN THE COMPANY.

Without limiting the foregoing, none of the following has been represented or warranted to any potential investor by the Company, the Company’s agents or employees, or any other person, expressly or by implication:

•	the future ability of the Company to make, or willingness of the Company to make, or any willingness of the Company’s Managers or Members to declare, distributions with respect to the Membership Interests;

•	the amount of net income and cash expected to be generated by Company operations;

•	that any pro forma financial projections will prove to be accurate;

•	the amount of capital that the Company may need to raise in the future, and the terms upon which the Company may raise such capital; or

•	any investment return to be realized by a Member as a result of its investment including, but not limited to, the Company’s ability to any transaction that would provide liquidity with respect to Members’ investments in the Company.
64

Exhibit “D”

DEVELOPMENT AGREEMENT

65

Exhibit “D-1”

TOTAL PROJECT BUDGET

66

Exhibit “E”

General Contractor Contract

67

Exhibit “F”

Preliminary Drawings

68